          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

                               (Amendment No.  )


Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              RULE 14a-6(e)(2))

[X]  Definitive proxy statement

[_]  Definitive additional Materials

[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         TECHNOLOGY SOLUTIONS COMPANY
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11


     (1) Title of each class of securities to which transactions apply:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions apply:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     -------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

     -------------------------------------------------------------------------

     (3) Filing party:

     -------------------------------------------------------------------------

     (4) Date filed:

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

[LOGO]

TECHNOLOGY SOLUTIONS COMPANY
205 NORTH MICHIGAN AVENUE
CHICAGO, ILLINOIS  60601
(312) 228-4500

DEAR STOCKHOLDER:

You are cordially invited to the 1996 Annual Meeting of Stockholders of Technology Solutions Company, a Delaware corporation, at 10:00 a.m., Local Time, on Thursday, September 26, 1996, at the offices of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697.

The matters to be considered at the meeting are described in the accompanying Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. Therefore, please complete, sign, date and return the enclosed proxy card in the enclosed, post-paid envelope. This will enable you to vote on the business to be transacted whether or not you attend the meeting.

We hope that you can attend the 1996 Annual Meeting, but in any event, please vote your shares by signing and returning your proxy card.

Sincerely,

/s/ Bill Waltrip
WILLIAM H. WALTRIP
Chairman


August 27, 1996

                         TECHNOLOGY SOLUTIONS COMPANY
                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 26, 1996


TO OUR STOCKHOLDERS

The 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Technology Solutions Company (the "Company") will be held at 10:00 a.m., Local Time, on Thursday, September 26, 1996 at the offices of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697, for the purpose of considering and acting upon the following matters:

     1. To elect two directors to the Board of Directors each to serve for a three year term;

     2.   To approve the Technology Solutions Company 1996 Stock Incentive Plan;

     3. To ratify the appointment of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending May 31, 1997; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on August 9, 1996, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal executive office of the Company, 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601, for a period of ten days prior to the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed, post-paid envelope. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

By order of the Board of Directors,


Paul R. Peterson
Secretary
August 27, 1996

                         TECHNOLOGY SOLUTIONS COMPANY
                     205 North Michigan Avenue, Suite 1500
                           Chicago, Illinois  60601

                                PROXY STATEMENT

                        Annual Meeting of Stockholders
                              September 26, 1996

                               Table of Contents
                                                                            Page
                                                                            ----
General Information............................................................1
Election of Directors..........................................................2
Nominees for Director..........................................................2
Members of Board of Directors Continuing in Office.............................3
Directors Meetings and Committees..............................................5
Approval of the Technology Solutions Company 1996 Stock Incentive Plan.........6
Ratification of Appointment of Independent Accountants........................14
Executive Officer Compensation................................................15
Other Transactions............................................................20
Board Compensation Committee Report on Executive Compensation.................21
Security Ownership of Directors and Management................................23
Additional Information Relating to Voting Securities..........................25
Performance Graph.............................................................26
Stockholder Proposals.........................................................27
Section 16(a) Beneficial Ownership Reporting Compliance.......................27
Annual Report to Stockholders.................................................28
Other Business................................................................28
Technology Solutions Company 1996 Stock Incentive Plan.................Exhibit A
Technology Solutions Company 1996 Financial Report....................Appendix 1

                              GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technology Solutions Company (the "Company") for use at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Local Time, on Thursday, September 26, 1996, at the offices of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697. The Company's principal executive office is located at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601.

Each stockholder of record of Common Stock, $.01 par value, of the Company (the "Common Stock") at the close of business on August 9, 1996 (the "Record Date"), is entitled to vote at the Annual Meeting or any adjournment thereof and will have one vote for each share of Common Stock held on the Record Date. A majority of the shares entitled to vote will constitute a quorum. On the Record Date there were 15,269,093 shares of Common Stock outstanding.

If you are unable to attend the Annual Meeting, you may vote by proxy. The proxy holders will vote your shares according to your instructions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors for such items as set forth in this Proxy Statement. The proxy card gives authority to the proxy holders to vote your shares in their discretion on any other matter presented at the Annual Meeting or any adjournment thereof. A proxy may indicate that all or a portion of the shares represented by that proxy are not being voted by a stockholder with respect to a particular matter. Any such non-voted shares will be considered present for the purpose of determining the presence of a quorum.

You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending and voting in person at the Annual Meeting.

The Company will bear the cost of preparing, handling, printing and mailing this Proxy Statement, the related proxy card and any additional material which may be furnished to stockholders, as well as the actual expense incurred by brokerage houses, fiduciaries and custodians in forwarding such materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by certain officers, directors or employees of the Company who will receive no additional compensation therefor. This Proxy Statement and the related proxy card are expected to be first sent or given to stockholders on or about August 27, 1996.

Effective July 30, 1996, the Company's Board of Directors approved a three-for-two stock split of the Company's Common Stock, effected in the form of a dividend. All financial data reported within this Proxy and made a part of this Proxy reflects the results of this stock split.

- --------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS

The Board of Directors consists of seven persons and is divided into three staggered classes, each of which includes two or more members serving three-year terms. The terms of the Class II Directors expire on the date of the Annual Meeting. Each of the nominees for Class II Director, if elected, will serve three years until the 1999 Annual Meeting of Stockholders and until a successor has been elected and qualified. The current Class III and I Directors will continue in office until the 1997 and 1998 Annual Meetings of stockholders, respectively.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two Class II nominees recommended by the Board of Directors. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The two nominees receiving the highest number of votes will be elected. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees recommended by the Board of Directors.

                             NOMINEES FOR DIRECTOR

                      Class II -- Nominees to Serve Until
                     1999 Annual Meeting of Stockholders:


MICHAEL J. MURRAY, age 52, has been a Director of the Company since July 1988. Mr. Murray has been Vice Chairman of BankAmerica Corporation, responsible for the U.S. and International Groups, since the fall of 1995. From 1994 to 1995 he served as Group Executive Vice President for the U.S. Corporate Group of Bank of America NT & SA. From 1969 until its merger with Bank of America in 1994, he was employed by Continental Bank Corporation, most recently as Vice Chairman.

STEPHEN B. ORESMAN, age 64, has been a Director of the Company since July 1988. Since 1990, he has served as President of Saltash, Ltd., a management consulting firm. He previously served as Senior Vice President of Booz Allen & Hamilton, Inc. and Chairman of Booz Allen & Hamilton International, management consulting firms. He is also currently a Director of Angram, Inc., Cleveland-Cliffs Inc., Gryphon Laboratories, Inc. and TriNet Corporate Realty Trust, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR ELECTION OF THE NOMINEES LISTED ABOVE.

- --------------------------------------------------------------------------------

              MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

        Class III -- Serving Until 1997 Annual Meeting of Stockholders:

JOHN R. PURCELL, age 64, has been a Director of the Company since July 1988. He has served as Chairman and Chief Executive Officer of Grenadier Associates, Ltd., a venture banking, merger and acquisition consulting firm, since 1989. Since February 1991, he has served as Chairman of Donnelley Marketing, Inc., a direct marketing company. From 1987 until 1990, he served as Chairman of Mindscape, Inc., an educational entertainment computer software company. From 1987 to 1989, Mr. Purcell served as Chairman of Fairfield Publishing Company, a magazine publisher. From 1982 until 1986, he served as Chairman and President of SFN Companies, Inc., a communications company. He previously served as Executive Vice President of CBS, Inc. and Senior Vice President, Finance of Gannett Co., Inc. He is also currently a Director of Bausch & Lomb, Inc., Omnicom Group Inc. and Repap Enterprises, Inc.

WILLIAM H. WALTRIP, age 58, has been a Director of the Company since December 1992 and Chairman of the Board since June 29, 1993. Mr. Waltrip also served as Chief Executive Officer from June 29, 1993 to June 29, 1995. Since January of 1996, Mr. Waltrip has served as the Chairman of the Board of Directors and Chief Executive Officer of Bausch & Lomb, Inc. From 1991 to May 1993, he was Vice Chairman of Unifax, Inc., a broad line food service distributor. From 1985 to 1988, Mr. Waltrip was President, Chief Operating Officer and a Director of IU International, a diversified services company with major interests in transportation, environmental services and distribution. From 1982 to 1985 he was President, Chief Executive Officer and a Director of Purolator Courier Corporation and from 1972 to 1982 he was President, Chief Operating Officer and Director of Pan American World Airways, Inc. He is also currently serving as a Director of Bausch & Lomb, Inc., the Teachers Insurance and Annuity Association and Thomas & Betts Corporation.

- --------------------------------------------------------------------------------

              MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

         Class I -- Serving Until 1998 Annual Meeting of Stockholders:

JEFFREY T. CHAMBERS, age 41, has been a Director of the Company since July 1989. From 1980 to date, he has also been affiliated with TA Associates, (currently as Managing Director) a venture capital firm which concentrates its investment activities in the high technology area. He is also currently a Director of McAfee Associates, a personal computer software development and distribution company, and Diamond Multimedia Systems, Inc., a multimedia peripherals and subsystems company.

JOHN T. KOHLER, age 49, is currently the President and Chief Executive Officer of the Company and has been a Director of the Company since June 23, 1994. He joined the company as Senior Vice President in June 1992, was promoted to Executive Vice President and named to the Office of the Chairman in September 1993, became President and Chief Operating Officer on January 29, 1994 and became Chief Executive Officer on June 29, 1995. From 1986 to 1992, he was Senior Vice President and Chief Information Officer of Kimberly-Clark Corp. From 1983 to 1986, he was a partner and regional practice director for the Midwest Region consulting practice of Arthur Young.

MICHAEL J. MCLAUGHLIN, age 46, joined TSC on May 31, 1996, when TSC acquired the operations of McLaughlin & Associates. Effective with the acquisition, he assumed the role of Executive Vice President and was elected to the Company's Board of Directors. From 1992 to 1996, he was President of McLaughlin & Associates. From 1972 to 1992, he worked for Booz, Allen & Hamilton, completing his tenure there as Global Practice Leader for the computer and telecommunications practice.

- --------------------------------------------------------------------------------

                       DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors met five times during the fiscal year ended May 31, 1996 ("Fiscal 1996"), all pursuant to regularly scheduled meetings. With the exception of Mr. Oresman, all directors attended 100 percent of the meetings of the Board and committees thereof on which they served. Mr. Oresman attended 63 percent of these meetings.

The Board of Directors has an Audit Committee presently composed of Messrs. Murray and Oresman. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent accountants and recommends the appointment of independent accountants to the Board of Directors. See "Ratification of Appointment of Independent Accountants." The Audit Committee met three times during Fiscal 1996.

The Board of Directors has a Compensation Committee presently composed of Messrs. Chambers and Purcell. The Compensation Committee approves all executive compensation and stock option grants. The Compensation Committee met four times during Fiscal 1996.

Those directors who are not employees of the Company ("Outside Directors") receive an annual fee of $25,000 plus reimbursement of expenses incurred in attending meetings.

In addition, each Outside Director participates in the Technology Solutions Company 1993 Outside Directors Plan, as amended, (the "1993 Plan"). Under the 1993 Plan, any new Outside Director will receive an option to purchase 18,000 shares of Common Stock with a per share exercise price equal to the closing price of a share of Common Stock as reported on The Nasdaq Stock Market(SM) on the day such stock option is granted. In addition to the stock options already granted and options to be granted to each new Outside Director, an option to purchase 18,000 shares of Common Stock will be granted to each Outside Director at the time that a previously issued stock option granted under the 1993 Plan to such person becomes exercisable in full (assuming the person is an Outside Director at that time and assuming there are sufficient options to purchase shares of Common Stock available for issuance under the 1993 Plan). Each stock option granted under the 1993 Plan becomes exercisable in thirty-six monthly installments of 500 shares each, commencing on the last day of the calendar month immediately following the grant of such option. If the stockholders approve the Technology Solutions Company 1996 Stock Incentive Plan (the "1996 Plan"), the options described in this paragraph to be granted in the future will be granted under the 1996 Plan instead of the 1993 Plan. See "Approval of the Technology Solutions Company 1996 Stock Incentive Plan."

The Board of Directors has no nominating committee. Selection of nominees for the Board is made by the entire Board of Directors. The names of potential nominees for the Company's Board should be directed to the Company's Secretary, Paul R. Peterson, at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601.

- --------------------------------------------------------------------------------

                 APPROVAL OF THE TECHNOLOGY SOLUTIONS COMPANY
                           1996 STOCK INCENTIVE PLAN

GENERAL

The Board of Directors is proposing for stockholder approval the Technology Solutions Company 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan is intended to replace each of the Technology Solutions Company Stock Option Plan (the "Original Plan"), the Technology Solutions Company 1992 Stock Incentive Plan (the "1992 Plan") and the Technology Solutions Company 1993 Outside Directors Stock Option Plan (the "1993 Plan" and together with the Original Plan and the 1992 Plan, the "Predecessor Plans"). If the 1996 Plan is approved by the Company's stockholders, no future awards will be made under any of the Predecessor Plans. Previous awards made under the Predecessor Plans will not be affected. The 1996 Plan has been prepared in light of recently announced revisions to the rules under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and with a view towards meeting, whenever possible, the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The relationship between Section 162(m) and the 1996 Plan is described more fully below.

As of August 1, 1996, a total of 1,118,214 shares of Common Stock were available for award under the Predecessor Plans. The Board of Directors believes that it would be appropriate to provide for the ability to award additional shares. Accordingly, if the 1996 Plan is approved by the Company's stockholders, an additional 1,000,000 shares would be available under the 1996 Plan. As noted above, no future awards would be made under any Predecessor Plan, shares available for future awards under the Predecessor Plans immediately prior to the effectiveness of the Plan would thereafter become available solely under the 1996 Plan. Thus, if the 1996 Plan had become effective on August 1, 1996, a total of 2,118,214 shares would be available for awards thereunder and no shares would be available under the Predecessor Plans. In addition, and as described more fully below, shares subject to awards made under any of the Predecessor Plans will be available under the 1996 Plan, under certain circumstances, to the extent that such shares are not issued or delivered in connection with such awards. As of August 1, 1996, a total of 5,275,464 shares of Common Stock were subject to outstanding awards under the Predecessor Plans. On August 1, 1996, the closing transaction price per share of Common Stock as reported by The Nasdaq Stock Market was $22 7/8.

Consistent with the Predecessor Plans, the purposes of the 1996 Plan are to:
(i) align the interests of the Company's stockholders and the recipients of awards under the 1996 Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) advance the interests of the Company by attracting and retaining directors (including Non-Employee Directors), officers, other key employees, consultants, independent contractors and agents and (iii) motivate such persons to act in the long-term best interests of the Company's stockholders. Consistent with the 1992 Plan, under the 1996 Plan, the Company may grant non-qualified stock options, "incentive stock options" (within the meaning of Section 422 of the Code, stock appreciation rights ("SARs"), restricted stock, bonus stock, long-range performance awards and performance shares. Consistent with the 1993 Plan, a non-qualified option (a "Non-Discretionary

- --------------------------------------------------------------------------------

Option") to purchase 18,000 shares of Common Stock will be granted automatically to each new non-employee director on the date he or she first becomes a non-employee director. Each non-employee director will also receive a Non-Discretionary Option on the date a previously granted Non-Discretionary Option or option granted under the 1993 Plan becomes exercisable in full, assuming the continued service of such person as a non-employee director of the Company. The terms of the Non-Discretionary Options are, substantially similar to the terms of options granted automatically under the 1993 Plan.

Reference is made to Exhibit A to this Proxy Statement for the complete text of the 1996 Plan which is summarized below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the 1996 Plan.

Approval of the Technology Solutions Company 1996 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as votes against the proposal. Non-voted shares will not be considered in attendance for the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE TECHNOLOGY SOLUTIONS COMPANY 1996 STOCK INCENTIVE PLAN.

DESCRIPTION OF THE 1996 PLAN

Administration. The 1996 Plan will be administered by a committee of the Board of Directors (the "Committee") consisting of two or more directors, each of whom must be (i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and (ii) an "outside director" within the meaning of Section 162(m) of the Code.

Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer. However, "qualified performance-based compensation is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more "outside directors",
(ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation's stockholders, and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Committee will consist solely of "outside directors" as defined for purposes of section 162(m) of the Code. As a result, and based on certain regulations issued by the United States Department of the Treasury, certain compensation under the 1996 Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit under
Section 162(m) of the Code, but other compensation payable under the 1996 Plan, such as any

- --------------------------------------------------------------------------------
restricted stock award which is not subject to a performance condition to vesting, would be subject to such limit.

Subject to the express provisions of the 1996 Plan, and except for the grant of Non-Discretionary Options to non-employee directors, the Committee will have the authority to select directors (including non-employee directors), officers, other key employees, consultants, independent contractors and agents of the Company, and its subsidiaries, who will receive awards and determine all of the terms and conditions of each award. As of the date of this Proxy Statement the Company had approximately 650 employees. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the 1996 Plan as the Committee shall approve. The Committee will also have authority to prescribe rules and regulations for administering the 1996 Plan and to decide questions of interpretation or application of any provision of the 1996 Plan. Except with respect to grants to executive officers of the Company or other persons subject to Section 16 of the Exchange Act, and persons whose compensation is likely to be subject to the $1 million deduction limit under
Section 162(m) of the Code, the Committee may delegate some or all of its power and authority to administer the 1996 Plan to the President or other executive officer of the Company.

Available Shares. The number of shares of Common Stock available for awards under the 1996 Plan is 1,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change in capitalization or event, or any distribution to holder of Common Stock other than a regular cash dividend. In addition, shares of Common Stock available to be granted under the Predecessor Plans on the effective date of the 1996 Plan will thereafter be available for grant solely under the 1996 Plan. The number of available shares will be reduced by the sum of the aggregate number of shares of Common Stock (i) that are issued upon the grant of a Stock Award and (ii) which become subject to outstanding options (including Non-Discretionary Options), outstanding Free-Standing SARs and outstanding Performance Shares. To the extent that shares of Common Stock subject to an outstanding option issued under the 1996 Plan or any of the Predecessor Plans (except to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a Tandem SAR), Free-Standing SAR, Stock Award or Performance Share are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an award, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares of Common Stock shall again be available under the 1996 Plan.

The maximum number of shares of Common Stock with respect to which options and SARs, Stock Awards or Performance Share Awards or a combination thereof may be granted during any fiscal year of the Company to any person is 150,000, subject to adjustment as described above. To the extent necessary to ensure the deductibility of the award to the Company, the Fair Market Value of the number of shares of Common Stock subject to a Stock Award granted to a "covered employee" within the meaning of Section 162(m) of the Code may not exceed $250,000 (i) at the time of grant in the case of a Stock Award granted upon the attainment of Performance Measures or (ii) in the case of a Restricted Stock Award with Performance Measures which shall be satisfied or met as a condition to the holder's receipt of the shares of Common Stock subject to such

- --------------------------------------------------------------------------------
award, on the earlier of (x) the date on which the Performance Measures are satisfied or met and (y) the date the holder makes an election under Section
83(b) of the Code.

Change in Control. In the event of certain acquisitions of 25% or more of the Common Stock, a change in a majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company's stockholders receive 60% or more of the stock of the surviving company) or the consummation of a liquidation or dissolution of the Company, the Board of Directors will have the discretion to make such adjustments to outstanding awards under the 1996 Plan as it deems appropriate, including, without limitation, causing all outstanding awards to be "cashed-out" by the Company; causing all outstanding options and SARs to become exercisable in full and all other awards to vest; and causing each option, SAR and other award to represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

Effective Date, Termination and Amendment. If approved by stockholders at the Annual Meeting, the 1996 Plan will become effective as of the date of the Annual Meeting and will terminate ten years thereafter, unless terminated earlier by the Board of Directors. The Board of Directors may amend the 1996 Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation and provided that no amendment may be made without stockholder approval if such amendment would, among other things, (i) increase the maximum number of shares of Common Stock available under the 1996 Plan, (ii) effect any change inconsistent with Section 422 of the Code or (iii) extend the term of the 1996 Plan.

Stock Options-General. Except with respect to Non-Discretionary Options, the Committee will determine the conditions to the exercisability of an option. Upon exercise of an option, including an incentive stock option and a Non-Discretionary Option, the purchase price may be paid in cash or by delivery of previously owned shares of Common Stock.

Non-Qualified Stock Options and Stock Appreciation Rights. The period for the exercise of a non-qualified stock option or SAR will be determined by the Committee. The exercise price of a non-qualified option and the base price of an SAR will be determined by the Committee on the date of grant of such option or SAR, provided that the base price of an SAR granted in tandem with an option (a "tandem SAR") will be the exercise price of the related option. The exercise of an SAR entitles the holder thereof to receive (subject to withholding taxes) shares of Common Stock (which may be restricted stock), cash or a combination thereof with a value equal to the difference between the fair market value of the Common Stock on the exercise date and the base price of the SAR.

Except with respect to Non-Discretionary Options, all of the terms relating to the exercise, cancellation or other disposition of a non-qualified stock option or SAR upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or other termination, will be determined by the Committee. Such determination will be made at the time of the grant of such option or SAR, as the case may be, and will be specified in the Agreement relating to such option or SAR.

- --------------------------------------------------------------------------------

Incentive Stock Options. No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the Company (a "ten percent holder"), in which case the option will be exercisable for no more than five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of the Common Stock on the date of grant of such option, unless the recipient of the incentive stock option is a ten percent holder, in which case the option exercise price will be the price required by the Code, currently 110% of fair market value.

Except as noted below, all of the terms relating to the exercise, cancellation or other disposition of Incentive Stock Option upon a termination of employment with the Company of the holder of such Incentive Stock Option, whether by reason of disability, retirement, death or other termination, will be determined by the Committee. Such determination will be made at the time of the grant of such Incentive Stock Option and will be specified in the Agreement relating to such Incentive Stock Option.

If the employment with the Company of a holder of an Incentive Stock Option terminates by reason of permanent and total disability (as defined in Section 22(e)(3) of the Code), each Incentive Stock Option held by such optionee may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of
(i) the date which is one year (or such shorter period as set forth in the agreement relating to such option) after the effective date of such termination of employment and (ii) the expiration date of the term of such option.

If the employment with the Company of a holder of an Incentive Stock Option terminates by reason of death, each Incentive Stock Option held by such optionee may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

If the employment with the Company of a holder of an Incentive Stock Option terminates for any reason other than permanent and total disability or death, each Incentive Stock Option held by such optionee may thereafter be exercised by such holder (or such holder's legal representative or similar person) until and including the earliest to occur of (i) the date which is three months (or such shorter period as set forth in the agreement relating to such option) after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such option.

If the holder of an Incentive Stock Option dies during the periods specified above, each Incentive Stock Option held by such optionee may thereafter be exercised by the optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

- --------------------------------------------------------------------------------

Non-Discretionary Options. On the date on which a person is first elected or begins to serve as a non-employee director (other than by reason of termination of employment), and, thereafter, if such person is then a non-employee director, on the date that a Non-Discretionary Option granted to such person under the 1996 Plan or pursuant to the 1993 Plan becomes exercisable in full, such person shall be granted a Non-Discretionary Option. Each Non-Discretionary Option is a non-qualified stock option to purchase 18,000 shares of Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant of such option. Each Non-Discretionary Option expires twenty years after the date of grant and becomes exercisable in 36 monthly installments of 500 shares, commencing with the last day of the calendar month following the calendar month in which the option is granted.

If a non-employee director ceases to be a director by reason of death, each of such director's Non-Discretionary Options will become fully exercisable until the expiration of such Non-Discretionary Option. If a non-employee director ceases to be a director for any reason other than death, each of such director's Non-Discretionary Options will be exercisable only to the extent such option was exercisable on the date of termination of service as a director, and may thereafter be exercised until the expiration of such Non-Discretionary Option.

Bonus Stock and Restricted Stock Awards. The 1996 Plan provides for the grant of (i) bonus stock awards, which are vested upon grant, and (ii) stock awards which may be subject to a restriction period ("restricted stock"). An award of restricted stock may be subject to specified performance measures for the applicable restriction period. All of the terms relating to the satisfaction of performance measures and the termination of the restriction period relating to a restricted stock award, or any cancellation or forfeiture of such restricted stock award upon a termination of employment with or service to the Company of the holder of such restricted stock award, whether by reason of disability, retirement, death or other termination, shall be set forth in the agreement relating to such restricted stock award. Unless otherwise determined by the Committee, the holder of a restricted stock award will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock.

Performance Share Awards. The 1996 Plan also provides for the grant of performance shares. Each performance share is a right, contingent upon the attainment of performance measures within a specified performance period, to receive one share of Common Stock, which may be restricted stock, or the fair market value of such performance share in cash. Prior to the settlement of a performance share award in shares of Common Stock, the holder of such award will have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to the award. All of the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance share award, or any cancellation or forfeiture of such performance share award upon a termination of employment with the Company of the holder of such performance share award, whether by reason of disability, retirement, death or other termination, shall be set forth in the agreement relating to such performance share award.

- --------------------------------------------------------------------------------

Performance Goals. Under the 1996 Plan, the vesting or payment of performance share awards and certain awards of restricted stock will be subject to the satisfaction of certain performance objectives and criteria, such objectives and criteria may include one or more of the following: the attainment by a share of Common Stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), operating income, operating income margin, return on equity, earnings of the Company, revenues, market share, cash flow or cost reduction goals, or any combination of the foregoing. If the Committee desires that compensation payable pursuant to any award subject to performance measures be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the performance measures (i) will be established by the Committee no later than 90 days after the beginning of the performance period or restriction period, as applicable (or such other time designated by the Internal Revenue Service) and (ii) will satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance measures be stated in terms of an objective formula or standard.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the 1996 Plan.

A participant will not recognize any income upon the grant of an option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

A participant who is granted SARs will not recognize any taxable income upon the grant of the SARs. Upon exercise, the participant recognizes taxable compensation in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.

A participant receiving restricted stock will not recognize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time restricted stock is granted. If such election is not made, the participant will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for

- --------------------------------------------------------------------------------
such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize taxable compensation, rather then dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of section 162(m) of the Code apply.

A participant receiving bonus stock will recognize taxable income at the time the bonus stock is awarded in an amount equal to the then fair market value of such stock. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of section 162(m) of the Code apply.

A participant receiving performance shares will not recognize taxable income upon the grant of such shares and the Company will not be entitled to a tax deduction at such time. Upon the settlement of performance shares, the participant will recognize ordinary income in an amount equal to the fair market value of any shares delivered and any cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

- --------------------------------------------------------------------------------

                          RATIFICATION OF APPOINTMENT
                          OF INDEPENDENT ACCOUNTANTS


The Board of Directors has appointed Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending May 31, 1997. If a majority of the stockholders in attendance at the Annual Meeting, in person or by proxy, fail to ratify the appointment, the appointment of other independent accountants will be considered by the Board of Directors. Abstentions will have the same effect as votes against the proposal. Non-voted shares will not be considered in attendance for the vote on this proposal. Price Waterhouse LLP has audited the Company's financial statements since the fiscal year ended May 31, 1991. Representatives of Price Waterhouse LLP are expected to be at the Annual Meeting and will be available to respond to appropriate questions. Price Waterhouse LLP will also have the opportunity to make a statement at the Annual Meeting if they desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING
MAY 31, 1997.

- --------------------------------------------------------------------------------

                        EXECUTIVE OFFICER COMPENSATION

The following table (the "Compensation Table") sets forth summary information concerning the compensation of the each person who served as Chief Executive Officer of the Company during Fiscal 1996 and the Company's four other most highly compensated executive officers during Fiscal 1996 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                        ===============================================
                                                                                            LONG-TERM
                                                                  ANNUAL                   COMPENSATION
                                                               COMPENSATION                   AWARDS
=======================================================================================================
                                                                                            SECURITIES
                                              FISCAL                                        UNDERLYING
   NAME AND PRINCIPAL POSITION                 YEAR      SALARY ($)       BONUS($)         OPTIONS (#)
=======================================================================================================
William H. Waltrip                             1996       $176,000        $125,000              30,000
Chairman/(1)/                                  1995        240,000         250,000                 --
                                               1994        395,000         200,000             150,000
- -------------------------------------------------------------------------------------------------------
John T. Kohler                                 1996        484,000         460,000              45,000
President and Chief Executive Officer/(2)/     1995        425,000         425,000             112,500
                                               1994        400,000         481,000/(3)/        262,500
- -------------------------------------------------------------------------------------------------------
James S. Carluccio                             1996        430,000         320,000              15,000
Executive Vice President                       1995        400,000         390,000                 --
                                               1994        310,000         350,000             285,000
- -------------------------------------------------------------------------------------------------------
Jack N. Hayden                                 1996        360,000         402,500/(4)/         45,000
Executive Vice President                       1995        300,000         308,000/(4)/        127,500
                                               1994        250,000         142,500/(4)/         37,500
- -------------------------------------------------------------------------------------------------------
Kelly D. Conway                                1996        340,000         385,000/(5)/        142,500
Executive Vice President                       1995        260,000         279,000/(5)/         69,000
                                               1994        303,000/(6)/     30,000                 --
- -------------------------------------------------------------------------------------------------------
Paul R. Peterson                               1996        180,000         140,000/(7)/          7,500
Senior Vice President, General Counsel         1995        180,000         127,000/(7)/         55,500
and Secretary                                  1994        160,000          60,000              30,000
=======================================================================================================

- -----------------


(1) Mr. Waltrip served as Chief Executive Officer from June 29, 1993 until June 29, 1995.

(2) Mr. Kohler was named Chief Executive Officer on June 29, 1995.

(3) $56,000 of the Fiscal 1994 bonus represents the accrual charge to earnings for two deferred compensation agreements, each dated June 16, 1992, in the amount of $120,000 and $70,000 payable to Mr. Kohler on July 31, 1993 and July 31, 1994, respectively.

(4) $52,500 of the Fiscal 1996 bonus, $70,000 of the Fiscal 1995 bonus and $17,500 of the Fiscal 1994 bonus represent the accrual charge to earnings under the employee retention program announced by the Company in February 1994. Under this program, substantially all employees of the Company, excluding Messrs. Waltrip, Kohler and Carluccio were awarded a special compensation of 50 percent of their February 1994 base salary if they remained with the Company for at least two years. This special compensation vested 50 percent on March 1, 1995, and 50 percent on March 1, 1996. Under the terms of this program, Mr. Hayden received a total of $140,000.

(5) $55,000 of the Fiscal 1996 bonus and $55,000 of the Fiscal 1995 bonus represent the accrual charge to earnings under the employee retention program described in Note 4 above. Under the terms of this program, Mr. Conway received a total of $110,000.

(6) $83,000 of the Fiscal 1994 salary represents compensation for moving expenses.

(7) $40,000 of the Fiscal 1996 bonus and $40,000 of the Fiscal 1995 bonus represents the accrual charge to earnings under the employee retention program described in Note 4 above. Under the terms of this program, Mr. Peterson received a total of $80,000.

- --------------------------------------------------------------------------------

OPTION GRANTS

The following table sets forth information with respect to individual grants of options that were made during Fiscal 1996 to each of the Named Executive Officers and the potential realizable value of these options assuming five percent and ten percent rates/(1)/ of compound appreciation in the market value of the Common Stock over the term of the option grants. The table also relates those values to the gains that would be realized by all holders of Common Stock if those rates of appreciation were achieved. No stock appreciation rights were granted in Fiscal 1996.

                                               OPTION GRANTS IN LAST FISCAL YEAR
===============================================================================================================================
                                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF STOCK
                                                  INDIVIDUAL GRANTS(2)                       PRICE APPRECIATION FOR OPTION TERM
===============================================================================================================================
                              NUMBER OF           PERCENT OF
                              SECURITIES        TOTAL OPTIONS
                              UNDERLYING          GRANTED TO        EXERCISE
                               OPTIONS            EMPLOYEES          PRICE      EXPIRATION
      NAME                   GRANTED (#)        IN FISCAL YEAR       ($/SH)        DATE       5% ($)/(1)/         10% ($)/(1)/
===============================================================================================================================
William H. Waltrip           30,000/(3)/             2%             $ 6.3333     06/23/05    $    119,490          $    302,811
- -------------------------------------------------------------------------------------------------------------------------------
John T. Kohler               45,000/(3)/             4%               6.3333     06/23/05         179,235               454,217
- -------------------------------------------------------------------------------------------------------------------------------
James S. Carluccio           15,000/(3)/             1%               6.3333     06/23/05          59,745               151,406
- -------------------------------------------------------------------------------------------------------------------------------
Jack N. Hayden               45,000/(3)/             4%               6.3333     06/23/05         179,235               454,217
- -------------------------------------------------------------------------------------------------------------------------------
Kelly D. Conway              67,500/(3)/             5%               6.3333     06/23/05         268,852               681,325
- -------------------------------------------------------------------------------------------------------------------------------
Kelly D. Conway              75,000/(4)/             6%              11.4167     01/11/06         538,491             1,364,642
- -------------------------------------------------------------------------------------------------------------------------------
Paul R. Peterson              7,500/(3)/             1%               6.3333     06/23/05          29,872                75,702
- -------------------------------------------------------------------------------------------------------------------------------
Potential gain by all
  common stock-
  holders/(5)/                  --                  --                   --         --       $220,833,639          $559,635,800
===============================================================================================================================

(1) Amounts reflect assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Company's Common Stock and overall stock market conditions. No assurance can be given that the amounts reflected in these columns will be achieved.

(2) Upon a sale of substantially all of the business and assets of the Company, the Board may accelerate the exercisability of these options.

(3) Subject to option provisions regarding termination of employment, one third of these options became exercisable on June 23, 1996, and 1/36 of these options become exercisable on the last day of each calendar month for 24 months thereafter.

(4) Subject to option provisions regarding termination of employment, one third of these options become exercisable on January 11, 1997, and 1/36 of these options become exercisable on the last day of each calendar month for 24 months thereafter.

(5) The future hypothetical value of one share of Common Stock based on a fair market value of $23.5833 on May 31, 1996, and assumed rates of appreciation of five percent and ten percent through June 23, 2005, would be $38.41 and $61.17, respectively. The potential realizable value for all holders of Common Stock is based on 14,889,570 shares of Common Stock outstanding as of May 31, 1996.

- --------------------------------------------------------------------------------

                                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR END OPTION VALUES

=====================================================================================================================
                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                                                    OPTIONS AT MAY 31, 1996 (#)        OPTIONS AT MAY 31, 1996 ($)
                         SHARES                     ----------------------------    ---------------------------------
                      ACQUIRED ON       VALUE
       NAME           EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE         UNEXERCISABLE
                                                    -----------    -------------    -----------         -------------
=====================================================================================================================
William H. Waltrip       --           $    --           18,000       180,000        $  249,000             $3,230,000
- ---------------------------------------------------------------------------------------------------------------------
John T. Kohler        75,000           996,500         240,624       179,376         4,296,076              3,391,112
- ---------------------------------------------------------------------------------------------------------------------
James S. Carluccio       --                --          292,497        67,503          5,405,882             1,255,368
- ---------------------------------------------------------------------------------------------------------------------
Jack N. Hayden        30,000           361,800           4,374       175,626            77,639              3,355,174
- ---------------------------------------------------------------------------------------------------------------------
Kelly D. Conway          --                --           14,375       197,125            280,303             3,155,635
- ---------------------------------------------------------------------------------------------------------------------
Paul R. Peterson         --                --           27,500        65,500            488,125             1,272,196
=====================================================================================================================

EMPLOYMENT AGREEMENTS

The Company has entered into an employment agreement with Mr. William H. Waltrip to serve as its Chairman of the Board of Directors. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days' written notice. If Mr. Waltrip is terminated by the Company, he will be entitled to receive his salary and health insurance benefits for a one-year period following such termination. If, following a change in control of the Company (i) Mr. Waltrip's title, position, duties or salary are diminished and he resigns within 90 days thereafter, or (ii) his employment with the Company is terminated following his refusal to relocate for a period in excess of six months to any location outside of the metropolitan area where he resides, he will be entitled to receive his salary and health insurance benefits for a one-year period following such termination. Each of Mr. Waltrip's options to purchase common stock that is not then fully exercisable will become exercisable in full upon a change in control of the company. If Mr. Waltrip's employment with the Company is terminated because of his death or disability, he will be entitled to receive his salary and health insurance benefits for a one-year period following such termination. Mr. Waltrip's current annual salary is $100,000.

The Company has entered into an employment agreement with Mr. John T. Kohler to serve as its President and Chief Executive Officer. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days' written notice. If Mr. Kohler is terminated by the Company, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following such termination, or until he is re-employed. If, following a change in control of the Company (i) Mr. Kohler's title, position, duties or salary are diminished and he resigns within 90 days thereafter, or (ii) his employment with the Company is terminated following his refusal to relocate for a period in excess of six months to any location outside of the metropolitan area where he resides, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following such termination. Each of Mr. Kohler's options to purchase common stock that is not then fully exercisable will become exercisable in full upon a change in control of the Company. If Mr. Kohler's employment with the Company is terminated because of his death or disability, he will be entitled to receive his salary, bonus and health

- --------------------------------------------------------------------------------
insurance benefits for a one-year period following such termination. Mr.
Kohler's current annual salary is $525,000.

The Company has entered into an employment agreement with Mr. James S. Carluccio to serve as an Executive Vice President. The agreement expires March 30, 1997, but will be extended automatically for an indefinite period thereafter unless the Company provides written notice of non-renewal before October 1, 1996. Once the agreement has been extended, it may be terminated by the Company upon six month's written notice (90 days' if Mr. Carluccio fails to perform satisfactorily his assigned duties), and it may be terminated by Mr. Carluccio upon 90 days' written notice. In addition, Mr. Carluccio is entitled to terminate the agreement at any time during the three-month period following a change in control of the Company or at any time during the 30-day period commencing six months following the naming of a new Chief Executive Officer of the Company. The agreement provides that Mr. Carluccio's annual salary will be increased by at least 5% annually. His current annual salary is $450,000. If the agreement is terminated by virtue of Mr. Carluccio's death or disability, he will be entitled to receive a lump-sum payment equal to his then current annual salary plus a pro-rated bonus for the fiscal year to the date of termination. If the agreement is terminated by Mr. Carluccio before March 30, 1997, pursuant to his right to terminate after a change in control or upon the naming of a new Chief Executive Officer, he will be entitled to receive a lump-sum payment equal to 75% of his then-current annual salary. If the agreement is terminated by Mr. Carluccio before March 30, 1997, because the Company has failed to cure its material breach, or by the Company for reasons other than Mr. Carluccio's death, disability, serious misconduct or material breach, Mr. Carluccio will be entitled to receive a lump-sum payment equal to his then-current salary for the time remaining under the agreement until March 30, 1997.

The Company has entered into an employment agreement with Mr. Jack N. Hayden to serve as an Executive Vice President. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days' written notice. If Mr. Hayden is terminated by the Company, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following such termination, or until he is re-employed. If, following a change in control of the Company (i) Mr. Hayden's title, position, duties or salary are diminished and he resigns within 90 days thereafter, or (ii) his employment with the Company is terminated following his refusal to relocate for a period in excess of six months to any location outside of the metropolitan area where he resides, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following such termination. Each of Mr. Hayden's options to purchase common stock that is not then fully exercisable will become exercisable in full upon a change in control of the Company. If Mr. Hayden's employment with the Company is terminated because of his death or disability, he will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following such termination. Mr. Hayden's current annual salary is $400,000.

The Company has entered into an employment agreement with Mr. Kelly D. Conway to serve as an Executive Vice President. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days' written notice. If Mr. Conway is terminated by the Company, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following such termination, or until he is re-employed. If, following a change in

- --------------------------------------------------------------------------------
control of the Company (i) Mr. Conway's title, position, duties or salary are diminished and he resigns within 90 days thereafter, or (ii) his employment with the Company is terminated following his refusal to relocate for a period in excess of six months to any location outside of the metropolitan area where he resides, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following such termination. Each of Mr. Conway's options to purchase common stock that is not then fully exercisable will become exercisable in full upon a change in control of the Company. If Mr. Conway's employment with the Company is terminated because of his death or disability, he will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following such termination. Mr. Conway's current annual salary is $400,000.

The Company has entered into an employment agreement with Mr. Paul R. Peterson to serve as Senior Vice President, General Counsel and Secretary. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days' written notice. If Mr. Peterson is terminated by the Company, he will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following such termination. If, following a change in control of the Company (i) Mr. Peterson's title, position, duties or salary are diminished and he resigns within 90 days thereafter, or (ii) his employment with the Company is terminated following his refusal to permanently relocate to any location outside of the metropolitan area where he resides, he will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following such termination. If Mr. Peterson's employment with the Company is terminated because of his death or disability, he will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following such termination. Mr. Peterson's current annual salary is $200,000.

- --------------------------------------------------------------------------------

                              OTHER TRANSACTIONS

On January 16, 1995, the Company made a loan of $300,000 to Mr. Kohler, which is due and payable on January 16, 1997, and bears interest at the rate of 8.5 percent per annum. On July 11, 1995, Mr. Kohler paid $155,764 towards principal and accrued interest on such loan. On July 29, 1996, Mr. Kohler made a payment of $170,713, which paid in full the outstanding principal and accrued interest.

During Fiscal 1996, the Company paid Saltash, Ltd. approximately $83,000 for independent consulting services (including reimbursed expenses) performed by Mr. Stephen B. Oresman, a Director of the Company and a member of its Audit Committee. Mr. Oresman is the principal owner of Saltash, Ltd.

During Fiscal 1996, the Company paid McLaughlin & Associates approximately $221,000 for independent consulting services (including reimbursed expenses). On May 31, 1996, the Company entered into an agreement to purchase the assets of McLaughlin & Associates. In connection with the consummation of that purchase, Michael J. McLaughlin, the President and 72 percent shareholder of McLaughlin & Associates, became an Executive Vice President and Director of the Company.

- --------------------------------------------------------------------------------

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION


TSC'S COMPENSATION PHILOSOPHY

The Company recognizes that the success of a computer system design and implementation consulting business is based on the performance of its employees, and that its employees are the Company's primary asset. With that understanding, the Compensation Committee of the Board of Directors (the "Compensation Committee") applies the following operating principles in its duties as administrator of the Company's Executive Compensation program:

     1. Be competitive in all aspects of the compensation program and consistently demonstrate a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

     2. Award stock options to executives in order to align management's and stockholders' interests.

     3. Provide variable compensation opportunities based on the financial performance of the Company -- when objectives are met or exceeded, the incentive awards can be attractive; when objectives are not met, those rewards generally are not distributed.

     4. Adhere to a compensation strategy that effectively balances short- and long-term goals of the Company.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

The Compensation Committee of the Board, presently comprised of two outside board members, makes executive compensation decisions. In making these decisions, the Compensation Committee considers recommendations made by the Company's senior management team. Key components of the Company's executive compensation program include:

     1. Base salary -- designed to compensate executives competitively within the industry.

     2. Cash bonus/stock option awards -- designed to help provide a direct link between executive compensation and the individual's role in helping the Company attain annual performance measures.

The Compensation Committee believes this executive compensation program effectively serves the interests of both the Company and its stockholders. The Compensation Committee also believes the program allows the Company to attract and retain outstanding executives, and motivate these executives to perform at the highest levels.

- --------------------------------------------------------------------------------

CEO COMPENSATION

Mr. William H. Waltrip served as the Company's CEO from June 29, 1993 through June 29, 1995. In Fiscal 1996, Mr. Waltrip received a salary of $176,000 and also received 30,000 options. On June 29, 1995, Mr. John T. Kohler was named Chief Executive Officer. Mr. Waltrip will remain as chairman of the board of the Company and Mr. Kohler will remain President of the Company. Mr. Kohler's compensation is substantially related to the Company's performance because his employment agreement provides for an annual bonus based, in part, on the Company's achievement of certain revenue and profitability levels. In Fiscal 1996, Mr. Kohler received a salary of $484,000 and also received 45,000 options. Mr. Kohler's salary and option award during fiscal 1996 reflect the strategic importance of Mr. Kohler to the Company, his current contribution to the Company and his anticipated future contributions toward achievement of the Company's growth objectives.

The foregoing report has been furnished by the Compensation Committee.

     The Compensation Committee of the Board of Directors

         Jeffrey T. Chambers
         John R. Purcell

- --------------------------------------------------------------------------------

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information as of July 31, 1996 concerning the beneficial ownership of Common Stock for each Director, Named Executive Officer and all Directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and investment powers with respect to the shares held in their names, subject to community property laws if applicable. The table does not include options which are not exercisable within 60 days.

                                             NUMBER               % OF TOTAL
                                               OF                 OUTSTANDING
DIRECTOR NAME                                SHARES                SHARES(1)
- -------------                                ------                ---------
Jeffrey T. Chambers                          21,998(2)                  *
John T. Kohler                              208,826(3)                1.4
Michael J. Murray                           201,294(4)                1.3
Stephen B. Oresman                           49,148(5)                  *
John R. Purcell                             321,998(6)                2.1
William H. Waltrip                          142,167(7)                  *

NAMED
EXECUTIVE OFFICERS
- ------------------
William H. Waltrip                          142,167(7)                  *
John T. Kohler                              208,826(3)                1.4
James S. Carluccio                          280,942(8)                1.8
Kelly D. Conway                               9,962(9)                  *
Jack N. Hayden                               27,864(10)                 *
Paul R. Peterson                             25,431(11)                 *
All Directors and Executive
  Officers as a group (11 persons)        1,281,296(12)               8.1%

- --------------------
*  less than one percent

(1) Based on the number of shares outstanding at, or acquirable within 60 days of, July 31, 1996.

(2) Does not include any shares held by TA Associates or its affiliates; Mr. Chambers disclaims beneficial ownership of all such shares of Common Stock held by TA Associates and its affiliates. Includes 21,998 shares which Mr. Chambers has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(3) Includes 189,996 shares which Mr. Kohler has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(4) Includes 21,998 shares which Mr. Murray has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(5) Includes 3,998 shares which Mr. Oresman has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(6) Includes 21,998 shares which Mr. Purcell has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(7) Includes 142,167 shares which Mr. Waltrip has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

- --------------------------------------------------------------------------------

(8) Includes 262,080 shares which Mr. Carluccio has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(9) Includes 5,000 shares which Mr. Conway has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(10) Includes 24,999 shares which Mr. Hayden has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(11) Includes 22,866 shares which Mr. Peterson has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(12) Includes 720,014 shares which executive officers and directors have the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

- --------------------------------------------------------------------------------

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

The following table sets forth the holders of Common Stock known to the Company, through their form 13-F filings, to own beneficially more than five percent of its Common Stock as of July 31, 1996.

               NAME AND                        NUMBER
              ADDRESS OF                     OF SHARES             PERCENT
           BENEFICIAL OWNER                    OWNED            OF CLASS/(1)/
- ---------------------------------            ----------         -------------
Massachusetts Financial Services
500 Boyleston Street
Boston, MA 02116-3741                         1,771,500                11.7%

Denver Investment Advisors LLC
1225 17th Street
P.O. Box 17487                                1,255,500                 8.3%
Denver, CO 80217

Fidelity Management & Research Company
82 Devonshire Street                          1,176,000                 7.7%
Boston, MA 02109-3614

- --------------

/(1)/ Calculated on the basis of the actual number of outstanding shares as of August 1, 1996 in the amount of 15,187,221.

- --------------------------------------------------------------------------------

                               PERFORMANCE GRAPH

The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on September 27, 1991 with the S&P Computer Software and Services index (the "S&P Index") and with The Nasdaq Stock Market/SM/ U.S. Index (the "Nasdaq Index"). The comparison is based on the assumption that $100.00 was invested on September 27, 1991 in each of the Company's Common Stock, the S&P Index and the Nasdaq Index.

Note: The stock price performance shown below is not necessarily indicative of future price performance.


                        COMPARISON OF TOTAL RETURN/(1)/

                             [GRAPH APPEARS HERE]

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           TSC         S&P INDEX       NASDAQ INDEX
                           ---         ---------       ------------
          9/27/91          100            100               100
          05/31/92         155            115               117
          05/31/93          70            155               141
          05/31/94          39            186               149
          05/31/95          62            261               177
          05/31/96         236            365               257

- -----------------------

/(1)/ Total return assumes reinvestment of dividends.

- --------------------------------------------------------------------------------

                             STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than April 29, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of such reports and written representations from certain Reporting Persons, the Company believes that, during Fiscal 1996, its Reporting Persons complied with all filing requirements applicable to them.

- --------------------------------------------------------------------------------

                         ANNUAL REPORT TO STOCKHOLDERS

The Company's 1996 Annual Report for the fiscal year ended May 31, 1996 accompanies this Proxy Statement.

A COPY OF THE 1996 ANNUAL REPORT OF THE COMPANY (WHICH INCLUDES CONDENSED FINANCIAL DATA AND A LETTER TO STOCKHOLDERS) ACCOMPANIES THIS PROXY STATEMENT. APPENDIX 1 TO THIS PROXY STATEMENT, TITLED "1996 FINANCIAL REPORT" CONTAINS ALL OF THE FINANCIAL INFORMATION (INCLUDING THE COMPANY'S AUDITED FINANCIAL STATEMENTS), AND CERTAIN GENERAL INFORMATION, PREVIOUSLY PUBLISHED IN THE COMPANY'S ANNUAL REPORT. APPENDIX 1 IS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED MAY 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER SUBMITTING A REQUEST THEREFOR TO:

MARTIN T. JOHNSON
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
TECHNOLOGY SOLUTIONS COMPANY
205 N. MICHIGAN AVENUE, SUITE 1500
CHICAGO, IL 60601
TELEPHONE: (312) 228-4500


                                OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

- --------------------------------------------------------------------------------

                                                                       EXHIBIT A

                         TECHNOLOGY SOLUTIONS COMPANY
                           1996 STOCK INCENTIVE PLAN

                               I.  INTRODUCTION

1.1 PURPOSES. The purposes of the 1996 Stock Incentive Plan (the "Plan") of Technology Solutions Company (the "Company") are to (i) align the interests of the Company's stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) advance the interests of the Company by attracting and retaining directors (including Non-Employee Directors), officers, other key employees, consultants, independent contractors and agents and (iii) motivate such persons to act in the long-term best interests of the Company's stockholders.

1.2  CERTAIN DEFINITIONS.

     "AGREEMENT" shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award.

     "BOARD" shall mean the Board of Directors of the Company.

     "BONUS STOCK" shall mean shares of Common Stock which are not subject to a Restriction Period or Performance Measures.

     "BONUS STOCK AWARD" shall mean an award of Bonus Stock under this Plan.

     "CHANGE IN CONTROL" shall have the meaning set forth in Section 6.8(b).

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMMITTEE" shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom shall be (i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and (ii) an "outside director" within the meaning of Section 162(m) of the Code, subject to any transition rules applicable to the definition of outside director.

     "COMMON STOCK" shall mean the common stock, $.01 par value, of the Company.

     "COMPANY" has the meaning specified in Section 1.1.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

- --------------------------------------------------------------------------------

     "FAIR MARKET VALUE" shall mean the closing transaction price of a share of Common Stock as reported by The Nasdaq Stock Market or the principal national securities exchange on which the Common Stock is then traded, on the `date as of which such value is being determined, or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

     "FREE-STANDING SAR" shall mean an SAR which is not issued in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

     "INCENTIVE STOCK OPTION" shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

     "INCUMBENT BOARD" shall have the meaning set forth in Section 6.8(b)(2) hereof.

     "MATURE SHARES" shall mean shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder has held for at least six months.

     "NON-EMPLOYEE DIRECTOR" shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

     "NON-STATUTORY STOCK OPTION" shall mean a stock option which is not an Incentive Stock Option.

     "PERFORMANCE MEASURES" shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the exercisability of all or a portion of an option or SAR, (ii) as a condition to the grant of a Stock Award or (iii) during the applicable Restriction Period or Performance Period as a condition to the holder's receipt, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Performance Share Award, of the shares of Common Stock subject to such award and/or of payment with respect to such award. In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles. Such criteria and objectives may include one or more of the following: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, earnings per share, return to stockholders (including dividends), operating income, operating income margin, return on equity, earnings of the Company, revenues, market share, cash flow or cost reduction goals, or any combination of

- --------------------------------------------------------------------------------
the foregoing. If the Committee desires that compensation payable pursuant to any award subject to Performance Measures be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Performance Measures (i) shall be established by the Committee no later than 90 days after the beginning of the Performance Period or Restriction Period, as applicable (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such Performance Measures be stated in terms of an objective formula or standard.

     "PERFORMANCE PERIOD" shall mean any period designated by the Committee during which the Performance Measures applicable to a Performance Share Award shall be measured.

     "PERFORMANCE SHARE" shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive one share of Common Stock, which may be Restricted Stock, or in lieu of all or a portion thereof, the Fair Market Value of such Performance Share in cash.

     "PERFORMANCE SHARE AWARD" shall mean an award of Performance Shares under this Plan.

     "PERMANENT AND TOTAL DISABILITY" shall have the meaning set forth in
Section 22(e)(3) of the Code or any successor thereto.

     "PREDECESSOR PLANS" shall mean the Technology Solutions Company Stock Option Plan, the Technology Solutions Company 1992 Stock Incentive Plan and the Technology Solutions Company 1993 Outside Directors Stock Option Plan.

     "RESTRICTED STOCK" shall mean shares of Common Stock which are subject to a Restriction Period.

     "RESTRICTED STOCK AWARD" shall mean an award of Restricted Stock under this Plan.

     "RESTRICTION PERIOD" shall mean any period designated by the Committee during which the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award.

     "SAR" shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

     "STOCK AWARD" shall mean a Restricted Stock Award or a Bonus Stock Award.

     "SUBSIDIARY" shall have the meaning set forth in Section 1.4.

- --------------------------------------------------------------------------------

     "TANDEM SAR" shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Non-Statutory Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

     "TAX DATE" shall have the meaning set forth in Section 6.5.

     "TEN PERCENT HOLDER" shall have the meaning set forth in Section 2.1(a).

1.3 ADMINISTRATION. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Non-Statutory Stock Options, (ii) SARs in the form of Tandem SARs or Free-Standing SARs, (iii) Stock Awards in the form of Restricted Stock or Bonus Stock and (iv) Performance Shares. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs and the number of Performance Shares subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements imposed under Section 162(m) of the Code and regulations promulgated thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Performance Share Award shall lapse, and
(iv) the Performance Measures applicable to any outstanding Restricted Stock Award (if any) and to any outstanding Performance Share Award shall be deemed to be satisfied at the maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.

     The Committee may delegate some or all of its power and authority hereunder to the President or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to (i) the grant of an award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be


- --------------------------------------------------------------------------------
outstanding or (ii) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer or other person.

     A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4 ELIGIBILITY. Participants in this Plan shall consist of such directors, officers, other key employees, consultants, independent contractors and agents of the Company, and its subsidiaries (individually a "Subsidiary" and collectively the "Subsidiaries") as the Committee in its sole discretion may select from time to time. For purposes of this Plan, references to employment shall also mean an agency or independent contractor relationship and references to employment by the Company shall also mean employment by a Subsidiary. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Non-Employee Directors of the Company shall also be eligible to participate in this Plan in accordance with Section V. Notwithstanding anything contained herein to the contrary, no person other than an employee of the Company or a Subsidiary may be granted an Incentive Stock Option hereunder.

1.5 SHARES AVAILABLE. Subject to adjustment as provided in Section 6.7, 1,000,000 shares of Common Stock shall be available under this Plan, reduced by the sum of the aggregate number of shares of Common Stock (i) that are issued upon the grant of a Stock Award and (ii) which become subject to outstanding options, outstanding Free-Standing SARs and outstanding Performance Shares. In addition, shares of Common Stock available to be granted under the Predecessor Plans on the effective date of this Plan shall thereafter be available for grant solely under this Plan. To the extent that shares of Common Stock subject to an outstanding option granted hereunder or under a Predecessor Plan (except to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a Tandem SAR), Free-Standing SAR, Stock Award or Performance Share are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an award, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares of Common Stock shall again be available under this Plan.

     Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

     To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which options or SARs, Stock Awards or Performance Share Awards or a combination thereof may be granted during any fiscal year of the Company to any person shall be 150,000, subject to adjustment as provided in Section 6.7.

- --------------------------------------------------------------------------------

               II.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 STOCK OPTIONS. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is granted to a person other than an employee of the Company or a Subsidiary or that is otherwise not an Incentive Stock Option, shall be a Non-Statutory Stock Option. Each Incentive Stock Option shall be granted within ten years of the effective date of this Plan. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Non-Statutory Stock Options.

     Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

     (a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a "Ten Percent Holder"), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

     (b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

     (c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price


- --------------------------------------------------------------------------------
payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D) and in the case of an optionee who is subject to Section 16 of the Exchange Act, the Company may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

2.2 STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

     SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

     (a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee.

     (b) Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to
Section 3.2(d). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR and shall have rights as a stockholder of the Company in accordance with Section 6.10.


- --------------------------------------------------------------------------------

     (c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (i) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (ii) by executing such documents as the Company may reasonably request.

2.3  TERMINATION OF EMPLOYMENT OR SERVICE (a)  General.  Subject to paragraph
(b) below, all of the terms relating to the exercise, cancellation or other disposition of an option or SAR upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or other termination, shall be determined by the Committee. Such determination shall be made at the time of the grant of such option or SAR, as the case may be, and shall be specified in the Agreement relating to such option or SAR.

     (b) Incentive Stock Options. Except as set forth in this paragraph (b), all of the terms relating to the exercise, cancellation or other disposition of an Incentive Stock Option upon a termination of employment with the Company of the holder of such option, including whether such Incentive Stock Option shall become exercisable in full upon such termination, shall be determined by the Committee. Such determination shall be made at the time of the grant of such Incentive Stock Option and shall be specified in the Agreement relating to such Incentive Stock Option.

     If the employment with the Company of a holder of an Incentive Stock Option terminates by reason of Permanent and Total Disability, each Incentive Stock Option held by such optionee may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of (i) the date which is one year (or such shorter period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of employment by reason of Permanent and Total Disability and (ii) the expiration date of the term of such option.

     If the employment with the Company of a holder of an Incentive Stock Option terminates by reason of death, each Incentive Stock Option held by such optionee may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

     If the employment with the Company of a holder of an Incentive Stock Option terminates for any reason other than Permanent and Total Disability or death, each Incentive Stock Option held by such optionee may thereafter be exercised by such holder (or such holder's legal representative or similar person) until and including the earliest to occur of (i) the date which is three months (or such shorter period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such option.

- --------------------------------------------------------------------------------

     If the holder of an Incentive Stock Option dies during the period set forth in the second paragraph of this Section 2.3(b) following termination of employment or service by reason of Permanent and Total Disability (or such shorter period as set forth in the Agreement relating to such option), or if the holder of an Incentive Stock Option dies during the period set forth in the fourth paragraph of this Section 2.3(b) following termination of employment or service for any reason other than Permanent and Total Disability or death, each Incentive Stock Option held by such optionee may thereafter be exercised by the optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

                              III.  STOCK AWARDS

3.1 STOCK AWARDS. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or Bonus Stock Award.

3.2 TERMS OF STOCK AWARDS. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

     (a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award or Bonus Stock Award and the Performance Measures (if any) and Restriction Period applicable to a Restricted Stock Award shall be determined by the Committee.

     (b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if specified Performance Measures are satisfied or met during the specified Restriction Period or (ii) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period and for the forfeiture of the shares of Common Stock subject to such award (x) if specified Performance Measures are not satisfied or met during the specified Restriction Period or (y) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period.

     Bonus Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

     (c) Share Certificates. During the Restriction Period, a certificate or certificates representing a Restricted Stock Award may be registered in the holder's name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit

- --------------------------------------------------------------------------------
transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), or upon the grant of a Bonus Stock Award, in each case subject to the Company's right to require payment of any taxes in accordance with Section 6.5, a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

     (d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

     (e) Awards to Certain Executive Officers. Notwithstanding any other provision of this Article III, and only to the extent necessary to ensure the deductibility of the award to the Company, the Fair Market Value of the number of shares of Common Stock subject to a Stock Award granted to a "covered employee" within the meaning of Section 162(m) of the Code shall not exceed $$250,000 (i) at the time of grant in the case of a Stock Award granted upon the attainment of Performance Measures or (ii) in the case of a Restricted Stock Award with Performance Measures which shall be satisfied or met as a condition to the holder's receipt of the shares of Common Stock subject to such award, on the earlier of (x) the date on which the Performance Measures are satisfied or met and (y) the date the holder makes an election under Section 83(b) of the Code.

3.3 TERMINATION OF EMPLOYMENT OR SERVICE. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period relating to a Restricted Stock Award, or any cancellation or forfeiture of such Restricted Stock Award upon a termination of employment with or service to the Company of the holder of such Restricted Stock Award, whether by reason of disability, retirement, death or other termination, shall be set forth in the Agreement relating to such Restricted Stock Award.

- --------------------------------------------------------------------------------

                         IV.  PERFORMANCE SHARE AWARDS

4.1 PERFORMANCE SHARE AWARDS. The Committee may, in its discretion, grant Performance Share Awards to such eligible persons as may be selected by the Committee.

4.2 TERMS OF PERFORMANCE SHARE AWARDS. Performance Share Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

     (a) Number of Performance Shares and Performance Measures. The number of Performance Shares subject to any award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.

     (b) Vesting and Forfeiture. The Agreement relating to a Performance Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such award, if specified Performance Measures are satisfied or met during the specified Performance Period, and for the forfeiture of such award, if specified Performance Measures are not satisfied or met during the specified Performance Period.

     (c) Settlement of Vested Performance Share Awards. The Agreement relating to a Performance Share Award (i) shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. If a Performance Share Award is settled in shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Share Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award and shall have rights as a stockholder of the Company in accordance with Section 6.10.

4.3 TERMINATION OF EMPLOYMENT OR SERVICE. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Share Award, or any cancellation or forfeiture of such Performance Share Award upon a termination of employment with the Company of the holder of such Performance Share Award, whether by reason of disability, retirement, death or other termination, shall be set forth in the Agreement relating to such Performance Share Award.

- --------------------------------------------------------------------------------

               V. PROVISIONS RELATING TO NON-EMPLOYEE DIRECTORS

5.1 ELIGIBILITY. Each Non-Employee Director shall be granted options to purchase shares of Common Stock in accordance with this Article V. All options granted under this Article V shall constitute Non-Statutory Stock Options.

5.2 GRANTS OF STOCK OPTIONS. Each Non-Employee Director shall be granted Non-Statutory Stock Options as follows:

     (a) Time of Grant. On the date on which a person is first elected or begins to serve as a Non-Employee Director (other than by reason of termination of employment), and, thereafter, if such person is then a Non-Employee Director, on the date that an option granted to such person pursuant to this Article V or pursuant to the Technology Solutions Company 1993 Outside Directors Stock Option Plan becomes exercisable in full in accordance with Section 5.2(b) hereunder or in accordance with Section 10 of the Technology Solutions Company 1993 Outside Directors Stock Option Plan, as the case may be, such person shall be granted an option to purchase 18,000 shares of Common Stock at a purchase price per share equal to the Fair Market Value of a share of Common Stock on the date of grant of such option.

     (b) Option Period and Exercisability. Except as otherwise provided herein, each option granted under this Article V shall not be exercisable until the last day of the calendar month following the calendar month in which such option is granted (the "Initial Date of Exercisability"). Each option granted under this
Article V shall become exercisable as to 500 shares of Common Stock on the date of its Initial Date of Exercisability and as to an additional 500 shares of Common Stock on the last day of each of the next thirty-five calendar months following the initial date of exercisability. Each option granted under this
Article V shall expire twenty years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock. Options granted under this Article V shall be exercisable in accordance with Section 2.1(c).

5.3 TERMINATION OF DIRECTORSHIP. (a) Death. If the holder of an option granted under this Article V ceases to be a director of the Company by reason of death, each such option held by such holder shall become fully exercisable and may thereafter be exercised by such holder's executor, administrator, legal representative, beneficiary or similar person until the expiration date of the term of such option.

     (b) Other Termination. If the holder of an option granted under this
Article V ceases to be a director of the Company for any reason other than the death of such holder, each such option held by such holder shall be exercisable only to the extent such option is exercisable on the effective date of such holder's ceasing to be a director and may thereafter be exercised by such holder (or such holder's legal representative or similar person) until the expiration date of the term of such option.

- --------------------------------------------------------------------------------

     (c) Death Following Termination of Directorship. If the holder of an option granted under this Article V dies during the period set forth in Section 5.3(b) following such holder's ceasing to be a director for any reason other than by reason of the death of such holder, each such option held by such holder shall be exercisable only to the extent that such option is exercisable on the date of the holder's death and may thereafter be exercised by such holder's executor, administrator, legal representative, beneficiary or similar person until the expiration date of the term of such option.

                                 VI.  GENERAL

6.1 EFFECTIVE DATE AND TERM OF PLAN. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1996 annual meeting of stockholders of the Company, shall become effective on the date of such approval. This Plan shall terminate ten years after its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

     In the event that this Plan is not approved by the stockholders of the Company at the 1996 annual meeting of stockholders of the Company, this Plan and any awards granted hereunder shall be null and void.

6.2 AMENDMENTS. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would (a) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 6.7), (b) effect any change inconsistent with Section 422 of the Code or (c) extend the term of this Plan. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

6.3 AGREEMENT. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

6.4 NON-TRANSFERABILITY OF AWARDS. Unless otherwise specified in the Agreement relating to an award, no award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the first sentence of this Section 6.4, or the Agreement relating to an award, each award may be exercised or settled during the holder's lifetime only by the holder or the holder's legal representative or similar person. Except to the extent permitted by the first sentence of this Section 6.4 or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell,

- --------------------------------------------------------------------------------
transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, other than as permitted by the first sentence of this Section 6.4 or the Agreement relating to an award, such award and all rights thereunder shall immediately become null and void.

6.5 TAX WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or
(ii) the holder may satisfy any such obligation by any of the following means:
(A) a cash payment to the Company, (B) delivery to the Company of Mature Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or
(E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award; provided, however, that the Company shall have sole discretion to disapprove of an election pursuant to any of clauses
(B)-(E) and that in the case of a holder who is subject to Section 16 of the Exchange Act, the Company may require that the method of satisfying such an obligation be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

6.6 RESTRICTIONS ON SHARES. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

- --------------------------------------------------------------------------------

6.7 ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security, the number of securities subject to each option to be granted to Non-Employee Directors pursuant to Article V, the terms of each outstanding SAR, the number and class of securities subject to each outstanding Stock Award, and the terms of each outstanding Performance Share shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the first the vesting, exercise or settlement of such award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

6.8  CHANGE IN CONTROL.

     (a) (1) Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, the Board of Directors may, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation, electing that each outstanding award shall be surrendered to the Company by the holder thereof, and that each such award shall immediately be cancelled by the Company, and that the holder shall receive, within a specified period of time from the occurrence of the Change in Control, a cash payment from the Company in an amount equal to:

          (i) in the case of an option, the number of shares of Common Stock then subject to such option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the option,

          (ii) in the case of a Free-Standing SAR, the number of shares of Common Stock then subject to such SAR, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or
     (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the base price of the SAR, and

          (iii) in the case of a Restricted Stock Award or Performance Share Award, the number of shares of Common Stock or the number of Performance Shares, as the case may be, then subject to such award, multiplied by the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in


- --------------------------------------------------------------------------------

     Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control.

In the event of a Change in Control in which options are cancelled, each Tandem SAR shall be surrendered by the holder thereof and shall be cancelled simultaneously with the cancellation of the related option. The Company may, but is not required to, cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is made in compliance with Section 16 and the rules and regulations thereunder.

     In the event of a Change in Control, the Board of Directors may, but shall not be required to, substitute for each share of Common Stock available under this Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of an option and the base price in the case of an SAR shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price.

     (b) "Change in Control" shall mean:

     (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
(iii) of subsection (3) of this Section 6.8(b); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 25% or more of the Outstanding Common Stock or 25% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

- --------------------------------------------------------------------------------

     (2) individuals who, as of the date this Plan is approved by the Board of Directors constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date this Plan is approved by the Board of Directors whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

     (3) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

- --------------------------------------------------------------------------------

     (4) the consummation of a plan of complete liquidation or dissolution of the Company.

     (c) (1) With respect to any optionee who is subject to Section 16 of the Exchange Act, notwithstanding the exercise period contained in any Agreement to which such optionee is a party and notwithstanding the expiration date of the term of such option (other than an Incentive Stock Option), in the event the Company is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a "Pooling Transaction") or pursuant to which such optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company, then each option (or option in substitution thereof) held by such optionee shall be exercisable to the extent set forth in the Agreement evidencing such option until and including the latest of (x) the expiration date of the term of the option, (y) the date which is six months and one day after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such optionee may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests; and

     (2) With respect to any holder of an SAR (other than an SAR which may be settled only for cash) who is subject to Section 16 of the Exchange Act, notwithstanding the exercise periods set forth in any Agreement to which such holder is a party, and notwithstanding the expiration date of the term of such SAR (other than a Tandem SAR which is related to an Incentive Stock Option), in the event the Company is involved in a Pooling Transaction or pursuant to which such holder receives a substitute SAR relating to any entity, including an entity directly or indirectly acquiring the Company, then each such SAR (or SAR in substitution thereof) held by such holder shall be exercisable to the extent set forth in the Agreement evidencing such SAR until and including the latest of
(x) the expiration date of the term of such SAR, (y) the date which is six months and one day after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such holder may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests.

6.9 NO RIGHT OF PARTICIPATION OR EMPLOYMENT. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.10 RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.11 GOVERNING LAW. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

- --------------------------------------------------------------------------------

6.12 FOREIGN EMPLOYEES. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.




- --------------------------------------------------------------------------------

                                  APPENDIX 1



                         TECHNOLOGY SOLUTIONS COMPANY

                             1996 FINANCIAL REPORT

                                   CONTENTS


- --------------------------------------------------------------------------------
Business of TSC                                               1

Financial Statements and Notes                                3

Report of Independent Accountants                            18
Management's Discussion and Analysis of
  Financial Condition and Results of Operations              19

Assumptions Underlying Certain Forward-Looking Statements
  and Factors That May Affect Future Results                 23

Five-Year Financial Summary                                  24

Selected Information on TSC Stock                            25

Other Information                                            26

BUSINESS OF TSC

Technology Solutions Company ("TSC" or the "Company") provides strategic business and management consulting and information technology services to major corporations and financial institutions. These services help manufacturing, technology, health care, telecommunications, financial services, and other service industry clients transform their businesses, their internal business processes and their relationships with customers, suppliers, distributors and employees. The information technology services provided by TSC help these clients achieve clearly defined business benefits. As used herein the terms "TSC" or the "Company," unless the context otherwise clearly requires, refer to Technology Solutions Company and its subsidiaries.

TSC services span the full range of strategic business and management consulting services and information technology services. The strategic business and management consulting services offered include business strategic planning, market research and analysis, new venture growth services, product and distribution channel planning and organizational restructuring services. TSC's information technology ("IT") services address the entire spectrum of IT consulting and systems integration, including the identification of areas of a client's business that can benefit from computer technology, feasibility studies, business case justification, business process redesign and reengineering, benchmarking and best practices, project management, architecture, logical and physical systems design, hardware and software selection, programming, implementation, change management, education, training, and benefits realization.

In May 1996, the Company strengthened its service offerings through the acquisition of Aspen Consultancy, Ltd. ("Aspen") and McLaughlin & Associates ("McLaughlin"). Aspen, a London-based consultancy, provides expertise in customer service and call center consulting, including business strategy for Pan-European and domestic European call centers, technology vision, communications infrastructure and architecture. This acquisition accelerates the Company's efforts to enter the European call center market as Aspen has an established client base, a local team of experts, and in-depth knowledge of the European call center market.

McLaughlin, the Company's second strategic acquisition, provides expertise in high-end business and product strategy and management consulting services. McLaughlin's business focuses principally on computer, telecommunications, software and services firms. This acquisition adds significant expertise to the Company's high-end strategic consulting services and provides the Company with additional expertise to serve the growing telecommunications market space.

TSC is organized into specific areas of business focus, called practice areas, to better address the needs of its clients by providing specialized business and systems knowledge. TSC believes that a structure based on focused practice areas gives its clients access to very specialized industry and systems knowledge and allows its employees the flexibility and opportunity to grow and develop.

The Company is currently organized into six practice areas: Call Center, Enterprise Applications and Change & Learning Technologies (formerly known as the Applications and Training), Financial Services, Managed Health Care, McLaughlin & Associates, and Products. Additionally, the Call Center and Enterprise Applications and Learning Systems practice areas conduct business in international markets.

- --------------------------------------------------------------------------------

Since its inception in May 1988, TSC has performed systems work for approximately 300 corporations, including Aetna, ConAgra, Georgia-Pacific,
The Equitable, First Union Corporation, Goldman, Sachs & Co., The Chicago Board Options Exchange (CBOE), Pfizer Pharmaceuticals, Cisco Systems, Pepsi, Square D Corporation and Whirlpool Corporation.

TSC is a corporation formed under the laws of the state of Delaware. Its principal executive offices are located in Chicago, Illinois. In addition to its Chicago office, the Company maintains domestic offices in New York; Atlanta; and the Dallas; and Philadelphia metropolitan areas. International offices are located in Mexico City, Mexico; London, England; and Toronto, Canada.


- --------------------------------------------------------------------------------

                                     TECHNOLOGY SOLUTIONS COMPANY
                                           AND SUBSIDIARIES

                                     CONSOLIDATED BALANCE SHEETS
                            (In thousands, except share and per share data)
                                              ASSETS
                                              ------
                                                                                    May 31,   May 31,
                                                                                     1996      1995
                                                                                    -------  -------
CURRENT ASSETS:
 Cash and cash equivalents.................................................         $12,990  $ 7,595
 Marketable securities.....................................................          11,580    9,714
 Receivables, less allowance for doubtful receivables
   of $1,870 and $1,837....................................................          23,537   13,710
 Refundable income taxes...................................................           5,117    1,256
 Deferred income taxes.....................................................           1,194    1,757
 Other current assets......................................................           6,166    3,813
                                                                                    -------  -------
   Total current assets....................................................          60,584   37,845
COMPUTERS, FURNITURE AND EQUIPMENT, NET....................................           4,443    3,083
LONG-TERM INVESTMENTS......................................................          17,140   21,422
COST IN EXCESS OF NET ASSETS OF ACQUIRED
 BUSINESSES AND OTHER INTANGIBLES..........................................           3,079       --
LONG-TERM RECEIVABLES AND OTHER............................................           4,191    2,872
                                                                                    -------  -------
   Total assets............................................................         $89,437  $65,222
                                                                                    =======  =======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
CURRENT LIABILITIES:
 Accounts payable..........................................................         $ 1,344  $   772
 Accrued compensation and related costs....................................          11,621    8,932
 Accrued legal costs.......................................................             953    1,640
 Capitalized lease obligations.............................................           2,616    1,750
 Deferred compensation.....................................................           2,660       --
 Other current liabilities.................................................             214      402
                                                                                    -------  -------
   Total current liabilities...............................................          19,408   13,496
                                                                                    -------  -------
CONTINGENCIES (Note 15)
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; shares authorized --
   10,000,000;  none issued                                                              --       --
Common stock, $.01 par value; shares authorized --
   50,000,000; shares issued -- 17,903,593.................................             179      179
Capital in excess of par value.............................................          50,344   44,061
Retained earnings..........................................................          35,983   31,409
Unrealized holding loss....................................................            (642)    (853)
                                                                                    -------  -------
                                                                                     85,864   74,796
Less:  Treasury Stock, at cost (3,014,045 and 4,584,645 shares)............         (15,835) (23,070)
                                                                                    -------  -------
   Total stockholders' equity..............................................          70,029   51,726
                                                                                    -------  -------
   Total liabilities and stockholders' equity..............................         $89,437  $65,222
                                                                                    =======  =======

  The accompanying notes are an integral part of these financial statements.

- --------------------------------------------------------------------------------

                         TECHNOLOGY SOLUTIONS COMPANY
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except share and per share data)

                                                         For the year ended May 31,
                                                     -----------------------------------
                                                       1996          1995         1994
                                                       ----          ----         ----
REVENUES:
 Professional fees.............................      $97,004       $65,704       $52,521
 Software and hardware products................          595           113           636
                                                     -------       -------       -------
                                                      97,599        65,817        53,157
                                                     -------       -------       -------
COSTS AND EXPENSES:
 Project personnel.............................       46,744        29,204        24,509
 Other project expenses........................       13,010         8,991         5,137
 Cost of products sold.........................          476           110           618
 Management and administrative support.........       22,605        18,501        22,297
 Shareholder litigation settlement.............        2,345            --            --
 Company founders litigation settlement........          944            --            --
 Former company executive settlements..........           --         1,590            --
 Incentive compensation........................        6,611         4,651         3,738
                                                     -------       -------       -------
                                                      92,735        63,047        56,299
                                                     -------       -------       -------
OPERATING INCOME (LOSS)                                4,864         2,770        (3,142)
                                                     -------       -------       -------

OTHER INCOME (EXPENSE):
 Net investment income.........................        2,073         1,958         2,359
 Interest expense..............................         (169)          (28)          (28)
                                                     -------       -------       -------
                                                       1,904         1,930         2,331
                                                     -------       -------       -------

INCOME (LOSS) BEFORE INCOME TAXES..............        6,768         4,700          (811)

INCOME TAX PROVISION (BENEFIT).................        2,194         1,333          (846)
                                                     --------      --------      -------

NET INCOME.....................................      $ 4,574       $ 3,367       $    35
                                                     =======       =======       =======
EARNINGS PER COMMON SHARE......................      $  0.30       $  0.24       $  0.00
                                                     =======       =======       =======
WEIGHTED AVERAGE NUMBER OF COMMON
 AND COMMON EQUIVALENT SHARES
 OUTSTANDING...................................   16,142,027    16,112,471    15,524,661
                                                  ==========    ==========    ==========


                The accompanying notes are an integral part of
                          these financial statements.

- --------------------------------------------------------------------------------

                         TECHNOLOGY SOLUTIONS COMPANY
                               AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                For the years ended May 31, 1996, 1995 and 1994
                       (In thousands, except share data)

                                                                                                Unrealized
                                                        Common Stock    Capital in               Holding
                                                        ------------    Excess of    Retained   Gains and    Treasury
                                                      Shares    Amount  Par Value    Earnings    (Losses)      Stock      Total
                                                      ------    ------  ---------   ----------  ---------   ----------    -----
Balance May 31, 1993, as previously reported....... 11,935,743    $119   $43,611      $30,201      $ --     $ (5,882)   $68,049
Effect of July 30, 1996 three-for-two
  stock split on May 31, 1993 balances.............  5,967,850      60       (60)          --        --           --         --

Issuance of 527,526 treasury shares
  from exercise of stock options...................         --      --       484       (2,173)       --        3,008      1,319
Change in net unrealized holding
  loss on available-for-sale securities...........          --      --        --           --      (238)          --       (238)
Net income.........................................         --      --        --           35        --           --         35
Purchase of 1,854,923 treasury shares..............         --      --        --           --        --      (10,065)   (10,065)
Acquisition of 945,180 treasury shares.............         --      --        --           --        --       (5,000)    (5,000)
                                                    ----------    ----   -------       ------     -----     --------   --------
Balance May 31, 1994............................... 17,903,593     179    44,035       28,063      (238)     (17,939)    54,100
Issuance of 41,076 treasury shares
  from exercise of stock options...................         --      --        26          (21)       --          207        212
Change in net unrealized holding
  loss on available-for-sale securities...........          --      --        --           --      (615)          --       (615)
Net income.........................................         --      --        --        3,367        --           --      3,367
Purchase of 1,350,000 treasury shares..............         --      --        --           --        --       (5,338)    (5,338)
                                                    ----------    ----   -------      -------     -----     --------   --------
Balance May 31, 1995............................... 17,903,593     179    44,061       31,409      (853)     (23,070)    51,726
Issuance of 1,598,609 treasury shares
  from exercise of stock options...................         --      --     6,085           --        --        8,107     14,192
Issuance of 39,046 treasury shares
  from employee stock purchase plan................         --      --       198           --        --          200        398
Change in net unrealized holding
  loss on available-for-sale securities............         --      --        --           --       211           --        211
Net income.........................................         --      --        --        4,574        --           --      4,574
Acquisition of 67,055 treasury shares..............         --      --        --           --        --       (1,072)    (1,072)
                                                    ----------   -----   -------      -------     -----     --------   --------
Balance May 31, 1996............................... 17,903,593    $179   $50,344      $35,983     $(642)    $(15,835)  $ 70,029
                                                    ==========   =====   =======      =======   ========    ========   ========

  The accompanying notes are an integral part of these financial statements.
- --------------------------------------------------------------------------------

                        TECHNOLOGY SOLUTIONS COMPANY
                              AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                                                                    For the year ended May 31,
                                                                               ----------------------------------
                                                                                  1996         1995        1994
                                                                               ---------     --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income...............................................................   $  4,574      $  3,367    $     35
   Adjustments to reconcile net income to net
    cash from operating activities:
     Provisions for receivable valuation allowances and
       reserves for possible losses                                               1,339        2,059        1,078
     Loss (gain) on sales of marketable securities..........................        (18)          67         (118)
     Deferred compensation..................................................         --           --         (662)
     Deferred income taxes..................................................        447        2,945       (2,263)
     Depreciation and amortization..........................................      2,558        2,048        1,646
     Changes in assets and liabilities:
      Receivables...........................................................    (11,166)      (6,925)      (2,730)
      Purchase of trading securities related to deferred
       compensation program.................................................     (2,660)          --           --
      Other current assets..................................................     (2,292)        (662)        (130)
      Accounts payable......................................................        572          354          277
      Accrued compensation and related costs................................      2,849        1,630        5,164
      Refundable income taxes...............................................     (3,861)         541       (1,642)
      Accrued legal costs...................................................       (687)      (3,459)       1,082
      Capitalized lease obligations.........................................        866          814          936
      Deferred compensation funds from employees............................      2,660           --           --
      Other current liabilities.............................................       (188)      (1,083)         444
                                                                               --------      -------     --------
       Net cash provided by (used in) operating activities                       (5,007)       1,696        3,117
                                                                               --------      -------     --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
   Purchases of available-for-sale securities...............................         --         (909)     (10,043)
   Proceeds from available-for sale securities..............................      1,075          966        9,809
   Proceeds from held-to-maturity investments...............................      4,015           --           --
   Loan to former company executives........................................         --           --       (5,000)
   Capital expenditures.....................................................     (3,651)      (2,101)      (1,002)
   Net assets of acquired businesses and other intangibles..................     (3,079)          --           --
   Long-term receivables and other..........................................     (1,319)         178          765
                                                                               --------      -------     --------
        Net cash used in investing activities...............................     (2,959)      (1,866)      (5,471)
                                                                               --------      -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of stock options..................................      9,100          196          834
   Refundable income taxes from exercise of stock options...................      4,935           16          712
   Proceeds from Employee Stock Purchase Plan...............................        398           --           --
   Treasury stock...........................................................     (1,072)      (5,338)     (10,065)
                                                                               --------      -------     --------
        Net cash provided by (used in) financing activities................      13,361       (5,126)      (8,519)
                                                                               --------      -------     --------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS...........................................................      5,395       (5,296)     (10,873)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................................      7,595       12,891       23,764
                                                                               --------      -------     --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................................   $ 12,990      $ 7,595     $ 12,891
                                                                               ========      =======     ========


  The accompanying notes are an integral part of these financial statements.

- --------------------------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except share and per share data)


NOTE 1 -- THE COMPANY

Technology Solutions Company and subsidiaries ("TSC" or the "Company") delivers business benefits through consulting and systems integration services that help clients transform customer relationships and improve operations. The Company's clients generally are located throughout the United States. During the current fiscal year the Company opened an office and began project work in Mexico. In addition, the Company opened an office in London, England.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies is presented to assist the reader in understanding and evaluating TSC's consolidated financial statements. These policies are in conformity with generally accepted accounting principles consistently applied in all material respects.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of TSC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION -- The Company recognizes revenue on contracts as work is performed primarily based on hourly billing rates. Out-of-pocket expenses are presented net of amounts billed to clients in the accompanying statements of income. Substantially all of the Company's revenues are generated from contracts for consulting services. These contracts are performed in phases. Reserves for possible losses on contracts, if any, are recognized in full when determined. Revenue from licensing of software is recognized upon delivery of the product. The Company does not presently have any significant maintenance contracts for software licensed to clients. Revenue from hardware sales is recognized upon delivery.

CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments readily convertible into cash to be cash equivalents with original maturities of three months or less. These short-term investments are carried at cost plus accrued interest, which approximates market.

MARKETABLE SECURITIES -- The Company's marketable securities primarily consist of preferred stocks. These preferred stocks, all of which are classified as available-for-sale, are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a net after-tax amount in a separate component of stockholders' equity until realized. The Company's investments related to the executive deferred compensation plan (See Note 9) are

- --------------------------------------------------------------------------------
classified as trading securities, with unrealized gains and losses included in net investment income. Realized gains or losses are determined on the specific identification method.

COMPUTERS, FURNITURE AND EQUIPMENT -- Computers, furniture and equipment are stated at cost, less accumulated depreciation. The cost of computers includes hardware and software used for management and administrative purposes. Additions, improvements, and major renewals are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is generally provided over five years or less, using the straight-line method.

LONG-TERM INVESTMENTS -- The Company's long-term investments consist of municipal bonds with maturities primarily through 1998. Since the Company has the ability and intent to hold the bonds to maturity, the investments are classified as held -to- maturity and, accordingly, are accounted for at cost, net of accumulated amortization. Municipal bonds held by the Company are regarded as investment grade by independent nationally recognized rating agencies.

CAPITALIZED LEASE OBLIGATIONS -- Capitalized lease obligations are primarily related to certain portable computers which are leased under terms of up to three years.

ACCOUNTING FOR STOCK-BASED COMPENSATION -- The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation," which becomes effective in 1996. This Statement establishes an alternative to the Company's current method of accounting for compensation associated with stock issued to employees. The Company does not intend to adopt the alternative method established by SFAS No. 123 and will make the required footnote disclosures in the financial statements for fiscal 1997.

INCOME TAXES -- The Company files its federal and state income tax returns on a calendar year basis. The current income tax provision (benefit) represents the Company's federal and state and foreign income taxes for the fiscal year as though tax returns were filed on a fiscal year basis ending on May 31.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The Company has adopted for all years presented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which provides for income taxes to be measured on an asset and liability approach.

EMPLOYEE BENEFIT PLAN -- The Company has a Section 401(k) Savings Plan (the
Plan). The Plan allows employees to contribute up to 15 percent of their annual compensation, subject to statutory limitations. Company contributions to the Plan are discretionary. No Company contributions have been made to the Plan.

SOFTWARE DEVELOPMENT COSTS -- The Company capitalizes certain software development costs once technological feasibility is established in accordance with Statement of Financial Accounting Standards No. 86--"Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed."

COST IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESSES -- The excess of cost over the fair market value of the net identifiable assets of businesses acquired in May 1996 will be amortized on a straight-line basis, typically over a five-year period.

- --------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE -- Earnings per common share are computed by dividing net income per the modified treasury stock method by the weighted average number of common shares outstanding during each year presented, including common share equivalents arising from the assumed exercise of stock options, where appropriate. All share and per share amounts have been adjusted to reflect the Company's three-for-two stock split effective July 30, 1996.

RECLASSIFICATIONS -- Certain reclassifications have been made to the prior period to conform to the current period classification.

NOTE 3 -- ACQUISITIONS

In May 1996, the Company acquired Aspen Consultancy, a U.K.-based call center consulting firm. Aspen Consultancy became a wholly-owned subsidiary of the Company. The acquisition has been accounted for under the purchase method of accounting. The purchase price was approximately $1,600 and could be increased by approximately $2,400 if certain performance targets are met over the next three years. Results for the period from acquisition through May 31, 1996 were not material to the consolidated statements of income of Technology Solutions Company. The excess of cost over fair value of net assets acquired approximated $1,600.

In May 1996, the Company acquired McLaughlin & Associates, an Illinois based consulting firm. McLaughlin & Associates became a division of Technology Solutions Company. The purchase price approximated $2,000. The acquisition has been accounted for under the purchase method of accounting. The excess of cost over fair value of net assets acquired approximated $1,500.

Consolidated proforma net income and earnings per share, for both acquisitions, would not have been materially different from the Company's reported amounts for fiscal 1996.

NOTE 4 -- RECEIVABLES


Receivables consist of the following:
                                                May 31,
                                           ------------------
                                             1996      1995
                                           --------  --------
    Amounts billed to clients............  $16,260   $10,687
    Contracts in process.................    9,147     4,860
                                           -------   -------
                                            25,407    15,547
    Receivable valuation allowances and
      reserves for possible losses.......   (1,870)   (1,837)
                                           -------   -------
                                           $23,537   $13,710
                                           =======   =======

Contracts in process represent unbilled professional fees and unreimbursed project costs such as out-of-pocket expense, materials and subcontractor costs. None of the amounts above are expected to be collected in excess of one year from the balance sheet date. Amounts billed to clients are unsecured and generally due within 30 days. Clients are generally billed in arrears on a monthly basis. Contracts in process at May 31, 1996, include $8,084 for work performed during May 1996 that was not billed until June 1996.

- --------------------------------------------------------------------------------

NOTE 5 -- MARKETABLE SECURITIES AND LONG-TERM INVESTMENTS

Marketable securities, included in current assets and classified as available-for-sale, are reported at fair value. At May 31, 1996 and 1995, the gross unrealized holding gain of $10 and $4 and gross unrealized holding loss of $994 and $1,313, respectively, are presented net and after-taxes in a separate component of stockholders' equity.

Municipal bonds included in long-term investments are presented at cost, net of accumulated amortization at May 31, 1996 and 1995 of $764 and $811, respectively, and had a market value at May 31, 1996 and 1995 of $17,267 and $21,493, respectively. The long term investments as of May 31, 1996 are expected to mature as follows: $8,830 in fiscal 1997; $6,890 in fiscal 1998; and $1,200 in fiscal 1999.

NOTE 6 -- COMPUTERS, FURNITURE AND EQUIPMENT

Computers, furniture and equipment consist of the following:

                                                                                                             May 31,
                                                                                                       -------------------
                                                                                                         1996      1995
                                                                                                         ----      ----
  Computers..........................................................................................  $ 8,802   $ 6,204
  Furniture and equipment............................................................................    2,134     1,507
                                                                                                       -------   -------
                                                                                                        10,936     7,711
  Accumulated depreciation...........................................................................   (6,493)   (4,628)
                                                                                                       -------   -------
                                                                                                       $ 4,443   $ 3,083
                                                                                                       =======   =======

Depreciation expense was $2,239, $1,705 and $1,327 for the years ended May 31, 1996, 1995 and 1994, respectively.

NOTE 7 -- INCOME TAXES
The provision (benefit) for income taxes consists of the following:

                                                                                                        For the year ended May 31,
                                                                                                       ---------------------------
                                                                                                         1996      1995      1994
                                                                                                       -------   -------   -------
 Current:
  Federal............................................................................................  $ 1,054   $(1,104)  $ 1,303
  State..............................................................................................      473      (508)      114
  Foreign............................................................................................      220        --        --
 Deferred:
  Federal............................................................................................      310     2,017    (2,081)
  State..............................................................................................      137       928      (182)
                                                                                                       -------   -------   -------
                                                                                                       $ 2,194   $ 1,333   $  (846)
                                                                                                       =======   =======   =======

- --------------------------------------------------------------------------------

Total income tax provision (benefit) differs from the amount computed by applying the federal income tax rate of 34 percent to income before income taxes for the following reasons:

                                                  For the year ended May 31,
                                                -----------------------------
                                                1996         1995        1994
                                                ----         ----        ----
 Federal income taxes, at statutory rate....   $2,301      $ 1,598     $  (276)
 State income taxes, net of federal benefit.      328          248         (45)
 Foreign income taxes, net of
  federal benefit...........................       33           --          --
 Nontaxable investment income...............     (468)        (509)       (598)
 Other......................................       --           (4)         73
                                               ------      -------     -------
                                               $2,194      $ 1,333     $  (846)
                                               ======      =======     =======
The tax effect of the principal temporary
 differences are as follows:

                                                  For the year ended May 31,
                                                -----------------------------
                                                1996         1995        1994
                                                ----         ----        ----
 Deferred compensation and bonuses..........  $ (568)      $   111     $  (442)
 Stock options exercised....................       4             1         231
 Receivable valuation allowances and
  reserves for possible losses..............     (21)          112        (261)
 Depreciation...............................    (147)          (95)       (188)
 Legal and other accruals...................     188         2,307      (1,687)
 Prepaid expenses...........................     724           509          84
 Capitalized software development costs.....     323            --          --

 Other......................................     (56)           --          --
                                              ------        ------     -------
                                              $  447        $2,945     $(2,263)
                                              ======        ======     =======

The net deferred tax asset is comprised of:
                                                               May 31,
                                                          -------------------
                                                          1996           1995
                                                          ----           ----
 Deferred compensation and bonuses..........             $1,008         $  440
 1990 stock options awarded.................                 15             19
 Receivable valuation allowances and
  reserves for possible losses..............                597            576
 Depreciation...............................                394            246
 Legal and other accruals...................                814          1,002
 Prepaid expenses...........................             (1,372)          (648)
 Capitalized software development costs.....               (323)            --
 Other......................................               (282)          (337)
                                                         ------         ------
                                                            851          1,298
 Unrealized holding loss....................                343            459
                                                         ------         ------
                                                         $1,194         $1,757
                                                         ======         ======

- --------------------------------------------------------------------------------

NOTE 8 -- LINE OF CREDIT

The Company has available a $5.0 million unsecured line of credit which expires in September 1996. The borrowing rate is at either the bank's reference rate or at the Eurodollar rate plus 0.75 percent and is based upon the amount borrowed. The unused line fee is 0.25 percent of the unused portion of the commitment. There was no borrowing under the line of credit during fiscal 1996.

NOTE 9 -- EXECUTIVE DEFERRED COMPENSATION PLAN

Effective July 1, 1995, the Company instituted a nonqualified executive deferred compensation plan. All Company executives (defined as Vice Presidents and above) are eligible to participate in this voluntary program which permits participants to annually elect to defer receipt of a portion of their compensation. The plan allows participants to reduce their current taxable income and also generate tax-deferred investment earnings. Investment earnings (or losses) are credited to participants' accounts based on investment allocation decisions determined by participants. Deferred contributions and investment earnings are payable to participants upon various specified events, including retirement, disability or termination. The accompanying balance sheet includes the deferred compensation liability, including investment earnings thereon, owed to participants. The accompanying balance sheet also includes the investments, classified as trading securities, purchased by the Company with the deferred funds. These investments remain assets of the Company and are available to the general creditors of the Company in the event of the Company's insolvency.

NOTE 10 -- EMPLOYEE STOCK PURCHASE PLAN

Effective November 1, 1995 the Company instituted the Technology Solutions Company 1995 Employee Stock Purchase Plan ("The Plan"). The Plan qualifies as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended. The Plan is administered by the Compensation Committee of the Board of Directors. The Plan permits eligible employees to purchase an aggregate of 750,000 shares of TSC Common Stock. Shares are purchased for the benefit of the participants at the end of each three month purchase period. The first purchase period of the Plan began on November 1, 1995 and ended on January 31, 1996. During the fiscal year ended May 31, 1996, 39,046 shares of common stock were purchased under this plan.

NOTE 11 -- STOCKHOLDERS' EQUITY

During fiscal 1996, the Company acquired 67,055 treasury shares at a cost of $1,072. During fiscal 1995, the Company repurchased 1,350,000 shares of its common stock at a cost of $5,338. At May 31, 1996, after the fiscal 1996 issuance of 1,598,609 treasury shares as a result of the exercise of stock options, and 39,046 treasury shares from the Employee Stock Purchase Plan, the Company had 3,014,045 shares of Treasury stock carried at $15,835. Also, at May 31, 1996, the Company had authority to purchase an additional 1,282,945 shares under the Company's stock repurchase program.

- --------------------------------------------------------------------------------

On June 19, 1996, the Board of Directors declared a three-for-two common stock split (to be effected as a stock dividend) for stockholders of record at July 1, 1996, to be effective July 30, 1996. The financial statements and relevant share and per share data included herein have been adjusted to reflect the stock split.

NOTE 12 -- STOCK OPTIONS

The Company's Original Option Plan ("1989 Plan") authorized the grant of nonqualified employee stock options at prices not less than the fair market value at the date of grant. A maximum of 6,693,338 shares of common stock may be issued under the 1989 Plan. Options granted under this plan expire no more than 20 years from date of grant.

The Company's 1992 Stock Incentive Plan ("1992 Plan") authorized the grant of a variety of stock options and other awards, if authorized by the Company's Board of Directors, at prices not less than the fair market value at the date of grant. A maximum of 4,852,500 shares of common stock may be issued under the 1992 Plan. Options granted under this plan expire no more than 20 years from date of grant.

Options granted under these two plans are generally exercisable beginning one year after date of grant and are fully exercisable in three to four years from date of grant. Options available for grant are 1,872,290 and 2,917,145 as of May 31, 1996 and 1995, respectively.

Following is a summary of employee stock option activity:

                                    Number of Shares     Price Range
                                      Under Option        Per Share
                                    -----------------   --------------
  Outstanding at May 31, 1993.....      5,306,258        $0.28 to 8.00
    Awarded.......................      2,073,891         4.33 to 6.00
    Exercised.....................       (527,526)        0.28 to 5.33
    Canceled......................     (1,682,541)        5.33 to 7.00
                                       ----------
  Outstanding at May 31, 1994.....      5,170,082         0.28 to 8.00
    Awarded.......................      1,369,275         3.79 to 5.96
    Exercised.....................        (41,076)        0.28 to 5.33
    Canceled......................     (1,467,767)        3.79 to 6.00
                                       ----------
  Outstanding at May 31, 1995.....      5,030,514         0.28 to 8.00
    Awarded.......................      1,230,675         6.33 to 23.58
    Exercised.....................     (1,580,609)        0.74 to 8.00
    Canceled......................       (185,820)        3.79 to 6.42
                                       ----------
  Outstanding at May 31, 1996.....      4,494,760         0.28 to 23.58
                                       ==========
     Exercisable at May 31, 1996..      2,047,340         0.28 to 23.58
                                       ==========

- --------------------------------------------------------------------------------

On December 16, 1993, the Company's stockholders approved the 1993 Outside Directors Stock Option Plan, as amended (the "Outside Directors Plan"), which provides for the granting of options to purchase 324,000 shares of common stock at the fair market value at the date of grant. Options granted under this plan are fully exercisable in three years from the date of grant. Options available for grant are 156,000 and 228,000 at May 31, 1996 and 1995, respectively.

Following is a summary of the Outside Directors Plan activity:

                                            Number of Shares   Price Range
                                              Under Option      Per Share
                                            ----------------  -------------
     Outstanding at May 31, 1993.....           108,000           $9.75
       Canceled......................           (12,000)           9.75
                                                -------
     Outstanding at May 31, 1994.....            96,000            9.75
       No activity...................             --                --
                                                -------
     Outstanding at May 31, 1995.....            96,000            9.75
       Awarded.......................            72,000           13.00
       Exercised.....................           (18,000)           9.75
                                                -------
     Outstanding at May 31, 1996.....           150,000       9.75 to 13.00
                                                =======
     Exercisable at May 31, 1996.....            87,996       9.75 to 13.00
                                                =======

NOTE 13 -- MAJOR CLIENTS

Revenues from clients that individually accounted for 10 percent or more of revenues collectively, represented in the aggregate approximately 21 percent, 43 percent and 43 percent of revenues for the years ended May 31, 1996, 1995 and 1994, respectively.

In fiscal 1996 one client accounted for 21 percent of revenues. In fiscal 1995, two clients accounted for 24 percent and 18 percent of revenues, respectively. In fiscal 1994, three clients accounted for 16 percent, 16 percent, and 11 percent of revenues, respectively.

NOTE 14 -- LEASES

Operating leases

The Company leases various office facilities under operating leases expiring at various dates through July 31, 2004. Additionally, the Company leases various apartments and office equipment under operating leases expiring at various dates through December 1996. Rental expense for all operating leases approximated $1,442, $948, and $870 for the years ended May 31, 1996, 1995, and 1994, respectively.




- --------------------------------------------------------------------------------

Future minimum rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

                         Fiscal Year        Amount
                         -----------        ------
                         1997............   $1,011
                         1998............      934
                         1999............      874
                         2000............      870
                         2001............      753
                         Thereafter......    1,368
                                            ------
                                            $5,810
                                            ======

Capital Leases

The Company leases certain portable computers and other equipment under lease terms of three years or less. The related assets, which are included in computers, furniture, and equipment, are recorded as follows:

                                                  May 31,
                                             -----------------
                                               1996     1995
                                             --------  -------
     Gross portable computers.............   $ 3,765   $1,942
     Other capitalized equipment..........       102       --
     Accumulated depreciation.............    (1,635)    (489)
                                             -------   ------
                                             $ 2,232   $1,453
                                             =======   ======

The future minimum payments under these capital leases are approximately $1,600 and $700 for fiscal years 1997 and 1998, respectively. The entire lease obligation related to these capital leases is classified in current liabilities. Amortization of approximately $1,100, $400 and $50 in fiscal years 1996, 1995 and 1994, respectively, related to these capital leases is included in depreciation expense.

NOTE 15 -- CONTINGENCIES

During July 1992, the Company and certain officers and directors of the Company were served with putative class action lawsuits which were subsequently consolidated into one complaint alleging, among other things, a violation of Rule 10b-5 of the Securities and Exchange Act arising out of the Company's write-offs and increases in reserves for certain receivables in the fourth quarter of fiscal 1992. On June 2, 1995, the Company entered into an agreement to settle the litigation on a class-wide basis. The agreement was approved by U.S. District Judge Blanche Manning on November 15, 1995.

In September 1993, then Company director and vice-chairman Melvyn E. Bergstein filed a complaint in the Circuit Court of Cook County, Chancery Division, alleging, among other things, he was wrongfully terminated as an employee. As a result of this alleged wrongful termination, Mr. Bergstein claimed that restrictive covenants in his employment agreement were invalid, and that he had incurred damages as a result of the alleged wrongful termination. On March 12, 1996 the Company and the individual defendants entered into a settlement agreement with Messers.

- --------------------------------------------------------------------------------

Bergstein, Moffitt, and Mikolajczyk. In accordance with the settlement agreement, all claims, counterclaims and third party claims were dismissed with prejudice on March 14, 1996.

The Company is party to various claims and legal actions which have not been finally adjudicated. In the opinion of management, based on the advice of legal counsel, all such matters are without merit or are of such kind that the prospect of dispositions having a material adverse effect upon the financial condition of the Company are remote.

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION
                                                           For the year ended May 31,
                                                           ---------------------------
                                                            1996      1995      1994
                                                           ------  ----------  -------
Cash paid (received) during the year for
   income taxes (refunds)................................   $ 545    $(2,172)   $2,294
Schedule of noncash investing and financing activities:
     Settlement of loan to former Company executives
        with Company common stock........................   $  --    $    --    $5,000

On December 1, 1993, the Company made a loan of $5,000 to former executives pursuant to a loan agreement executed in conjunction with their consulting and separation agreements with the Company. This loan was secured by shares of TSC stock which were later surrendered to the Company in settlement of the loan.

- --------------------------------------------------------------------------------

NOTE 17 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                                  August 31,  November 30,   February 29,     May 31,
         Quarter Ended               1995       1995/(B)/      1996/(C)/       1996
- --------------------------------  ----------  ------------   ------------   ----------
Revenues                             $20,732       $23,300        $25,466      $28,101
Operating income (loss)                1,241          (560)           552        3,631
Net income                             1,155            43            768        2,608
Earnings per share/(A)/              $  0.08       $  0.01        $  0.05      $  0.16

                                  August 31,  November 30,   February 28,      May 31,
Quarter Ended                        1994         1994        1995/(D)/         1995
- --------------------------------  ----------  ------------   ------------      -------
Revenues                             $13,436       $15,557        $17,215      $19,609
Operating income (loss)                  576         1,128           (362)       1,428
Net income                               746         1,107            202        1,312
Earnings per share/(A)/              $  0.05       $  0.08        $  0.02      $  0.09

                                  August 31,  November 30,   February 28,    May 31,
Quarter Ended                        1993         1993           1994       1994 /(E)/
- --------------------------------  ----------  ------------   ------------   ----------
Revenues                             $13,763       $14,405        $11,861      $13,128
Operating income (loss)                2,187           435            876       (6,640)
Net income (loss)                      1,777           841            944       (3,527)
Earnings (loss) per share/(A)/       $  0.10       $  0.05        $  0.06      $ (0.23)

- ---------------------------------
/(A)/ All earnings per share data have been restated to reflect the three-for-
      two stock split that was effective on July 30, 1996.
/(B)/ Includes a charge of $2.3 million related to shareholder litigation settlement.
/(C)/ Includes a charge of $0.9 million related to Company founders litigation settlement.
/(D)/ Includes a charge of $1.6 million related to agreements with former company executives.
/(E)/ Includes a charge of $6.6 million which consists of $3.2 million in estimated future litigation costs, $1.4 million in separation costs of former executives, $1.1 million in estimated project completion costs, and $0.9 million in other costs.

- --------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Technology Solutions Company


In our opinion, the accompanying consolidated financial statements appearing on pages 3 to 17 of the 1996 Financial Report present fairly, in all material respects, the financial position of Technology Solutions Company and its subsidiaries (referred to as TSC or the Company in the accompanying consolidated financial statements) at May 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP


June 26, 1996
Chicago, Illinois

- --------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1996 COMPARED WITH FISCAL 1995

Consolidated revenues for the Company, substantially all of which represent professional fees, for the year ended May 31, 1996, were $97.6 million compared with $65.8 million in fiscal 1995. The principal source of the increase was a 42 percent increase in billable hours, as well as a 2 percent increase in average hourly billing rates. The increase in billable hours is attributable to the high growth in the overall information technology professional services market combined with the Company's fiscal 1996 increase in consulting staff and marketing efforts. The increase in average hourly billing rates is primarily due to the impact of fiscal 1996 hiring and the resulting change in the mix of personnel to include a greater percentage of more senior personnel.

During fiscal 1996 total Company headcount increased 47 percent from 423 at May 31, 1995, to 622 at May 31, 1996. The total number of project managers at May 31, 1996 was 72 compared to 38 at May 31, 1995.

Project personnel costs (primarily professional salaries and benefits) increased to $46.7 million in fiscal 1996 from $29.2 million in fiscal 1995. Project personnel costs as a percentage of professional fees were approximately 48 percent and 44 percent in fiscal 1996 and fiscal 1995, respectively. Unassigned labor costs increased during fiscal 1996 primarily due to the aggressive recruitment and training programs combined with the timing of the assignment of new staff to client engagements. The Company increases its personnel resources in advance of commencing billable project work resulting in a time lag between incurrence of personnel costs and revenue generated by these personnel.

TSC charges most of its project expenses directly to the client. Other project expenses consist of nonbillable expenses directly incurred for client projects and business development efforts including recruiting fees, personnel training, travel, and provisions for valuation allowances and reserves for potential losses on continuing projects. Other project expenses for fiscal 1996 were $13.0 million, as compared to $9.0 million for fiscal 1995. This increase is primarily related to an increase in hiring, training and related expenses of $1.7 million and an increase in non-billable travel expenses of $3.3 million in fiscal 1996 as compared to fiscal 1995. The increase in nonbillable travel expenses is primarily due to travel expenses associated with increased headcount and business development travel, as well as travel related to training activities in fiscal 1996 as compared to fiscal 1995.

Management and administrative support costs increased to $22.6 million in fiscal 1996 from $18.5 million in fiscal 1995. The increase of $4.1 million in fiscal 1996 as compared to fiscal 1995 is primarily related to increased regional practice area management costs (salaries, travel and hiring costs) of $2.1 million and increased marketing costs of $1.4 million. During fiscal 1995, the Company established three new practice areas, enhanced its marketing capabilities and has, in fiscal 1996, added several new regional practice area management Vice Presidents. In addition, charges for legal expenses increased $1.5 million in fiscal 1996 as compared to fiscal 1995. Also included in fiscal 1996 costs is $0.9 million in management and administrative costs from the Company's new Mexican subsidiary. Expense accrued for the employee retention program was

- --------------------------------------------------------------------------------

$2.9 million and $4.4 million for fiscal 1996 and 1995, respectively. The 1996 amount represents the final charge related to the retention program. The final annual payment for the retention program was made in March 1996.

Fiscal 1996 results reflect one-time pre-tax charges for the final settlements relating to outstanding securities litigation and litigation involving Company founders of $2.3 million and $0.9 million, respectively. The securities litigation settlement called for a final payment of $4.6 million, of which $2.3 million was covered by insurance and the remaining $2.3 million was charged to fiscal 1996 operations upon receipts of final approval of the settlements.

During fiscal 1995 the Company entered into agreements with former company executives resulting in a fiscal 1995 pretax charge of $1.6 million ($0.9 million after tax). The $1.6 million represented the settlement of a commission arrangement, certain other issues and the surrender of options to acquire 1,207,500 shares of company stock.

Incentive compensation of $6.6 million was accrued for fiscal 1996 as compared to $4.7 million in fiscal 1995. The increase is largely due to the increased number of project managers and consultant staff in fiscal 1996 as compared to fiscal 1995.

The Company's business is subject to certain variability due to the availability of consulting staff, timing of client decisions and duration of project consulting engagements. This variability can have a significant impact on quarterly operating income on a period-to-period basis.

Investment income for fiscal 1996 and fiscal 1995 was $1.9 million.

The Company's effective tax rate differs from the statutory rate primarily due to the significant amount of federally nontaxable investment income.

FISCAL 1995 COMPARED WITH FISCAL 1994

Revenues for the year ended May 31, 1995, were $65.8 million compared with $53.2 million in fiscal 1994. The principal source of the increase was a 27 percent increase in billable hours, partially offset by a 2 percent decrease in average hourly billing rates. This slight decrease in average hourly billing rates is primarily due to the impact of fiscal 1995 hiring and the resulting change in the mix of personnel to include a slightly greater percentage of less senior personnel.

During fiscal 1995 total Company headcount increased 54 percent from 274 at May 31, 1994, to 423 at May 31, 1995. The total number of project managers at May 31, 1995, was 38 compared to 30 at May 31, 1994.

Project personnel costs increased to $29.2 million in fiscal 1995 from $24.5 million in fiscal 1994. Included in fiscal 1994 project personnel costs were $0.9 million related to costs to complete a client project with no additional revenue expected. Excluding the $0.9 million charge in fiscal 1994, project personnel costs as a percentage of professional fees were approximately 44 percent and 45 percent in fiscal 1995 and 1994, respectively.

- --------------------------------------------------------------------------------

Other project expenses for fiscal 1995 were $9.0 million, as compared to $5.1 million for fiscal 1994. Contributing to this increase was a charge of $2.1 million in fiscal 1995 as compared to $1.1 million in fiscal 1994 for receivable valuation allowances and reserves for potential losses on continuing projects. In addition, hiring, training and related costs increased $1.7 million and nonbillable travel costs increased $0.7 million in fiscal 1995 as compared to fiscal 1994, reflecting the increased headcount in fiscal 1995.

Management and administrative support costs decreased to $18.5 million in fiscal 1995 from $22.3 million in fiscal 1994. In fiscal 1994 management and administrative costs included additional reserves for estimated legal defense expenses ($3.2 million), expenses incurred for the separation of former executives ($3.1 million), estimated project completion costs ($1.1 million), and other adjustments ($0.9 million). In addition, fiscal 1994 charges include $1.3 million in expense accrued for the employee retention program that was instituted during the fourth quarter of fiscal 1994. In fiscal 1995 management and administrative costs include a full year charge of $4.4 million in expense accrued for the employee retention program. In addition, management and administrative labor increased $0.6 million in fiscal 1995 as compared to fiscal 1994, principally due to increased staffing.

During fiscal 1995 the Company entered into agreements with former company executives resulting in a fiscal 1995 pretax charge of $1.6 ($0.9 million after tax). The $1.6 million represented the settlement of a commission arrangement, certain other issues and the surrender of 1,207,500 options to acquire company stock.

Incentive compensation of $4.7 million was accrued for fiscal 1995 as compared to $3.7 million in fiscal 1994. The increase is largely due to the increased number of project managers and consultant staff in fiscal 1995 as compared to fiscal 1994.

Investment income for fiscal 1995 of $1.9 million decreased from $2.3 million in fiscal 1994, primarily due to lower cash and cash equivalent balances in fiscal 1995.

The Company's effective tax rate differs from the statutory rate primarily due to the significant amount of federally nontaxable investment income.

The common equivalent shares increased during fiscal 1995 by approximately 587,810 shares. Of this increase, approximately 2,607,101 shares was attributable to shares issuable upon the exercise of options, which shares were antidilutive in fiscal 1994 and therefore were excluded from total common and common equivalent shares outstanding for that year. Including such options, common and common equivalent shares decreased from 18,131,762 in fiscal 1994 to 16,112,471 in fiscal 1995, due to treasury stock purchases and terminated employee stock option forfeitures and surrenders partially offset by stock options granted.

LIQUIDITY AND CAPITAL RESOURCES

The increase in cash and investments from May 31, 1995 is primarily due to $13.4 million provided by financing activities and $2.7 million from the executive deferred compensation program (see Note 9 -- Executive Deferred Compensation
Plan), partially offset by $5.0 million

- --------------------------------------------------------------------------------
used in operating activities, $3.1 million used in the acquisition of net assets and other intangibles from the purchase of two businesses and $3.7 million used for capital expenditures. The $13.4 million from financing activities is largely attributable to the exercise of options with respect to 1.6 million shares of the Company's common stock during the fiscal year.

The Company used a net of $5.0 million in cash for operations primarily due to increased sales in the fourth quarter of fiscal 1996 as compared to fiscal 1995 and the resulting increase in receivables. Cash generated by operations has still been substantial and more than adequate for the Company's cash needs. In addition, the Company's significant amount of cash, cash equivalents and marketable securities has provided ample liquidity to handle the Company's operating cash requirements during temporary shortfalls in cash from timing issues. At the end of fiscal 1996 the Company had no material commitments for capital expenditures.

TSC's net working capital increased to $41.2 million on May 31, 1996, from $24.3 million on May 31, 1995. This increase is primarily due to increased receivables of $9.8 million and increased cash and cash equivalents of $5.4 million.

Net receivables were $23.5 million and $13.7 million at May 31, 1996 and 1995, respectively. The increase in receivables is primarily the result of the increase in revenues. Receivables are net of $1.9 million and $1.8 million in allowance for doubtful receivables at May 31, 1996 and 1995, respectively.

It is currently anticipated that cash and marketable securities will be used for general corporate purposes, including capital expenditures, treasury stock purchases and expansion of TSC's business as opportunities arise, including the possibility of additional acquisitions. TSC has no specific plans with respect to additional acquisitions and none have been identified, but TSC might consider additional acquisition prospects if they were attractive to TSC and complementary to its existing business. There can be no assurance, however, that TSC will successfully identify, complete, or integrate any additional acquisitions.

The Company's unused source of liquidity at the end of fiscal 1996 consisted of a $5.0 million unsecured revolving credit facility (the "Facility"), with Bank of America Illinois, which expires on September 6, 1996. At the Company's election, loans made under the Facility bear interest at either the Bank of America Illinois reference rate or at the Eurodollar rate plus 0.75 percent. The Facility requires, among other things, the Company to maintain certain financial ratios. At May 31, 1996, the Company was in compliance with these financial ratio requirements. As of May 31, 1996, no borrowings were made under the Facility. The Company intends to renew the Facility upon its expiration.

All share and per share data have been adjusted to reflect the effect of the Company's three-for-two stock split effective July 30, 1996.

- --------------------------------------------------------------------------------

ASSUMPTIONS UNDERLYING CERTAIN FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

In the next few years, the Company expects growth in both revenues and profits to continue at rates higher than the estimated industry growth rate of 16-20 percent (source: Dataquest), although not at the exceptional rates posted in fiscal 1996. This lower growth rate should enable the Company to improve its profit margins which have not been at targeted levels during the last two years due to the impact of the employee retention program instituted in the third quarter of fiscal 1994, the significant increase in sales and marketing expenses and the impact of recruiting and assimilating into the organization the large number of people hired in the last two years.

The Company faces a number of risks in continuing to expand, even at growth rates lower than the 48 percent experienced in fiscal 1996. The major risks are those of staffing and the delivery of a quality product that meets client specification. TSC has a reputation for delivering its consulting assignments on time and in accordance with the contracted specifications. TSC's projects provide significant business benefits to the client. In order to meet its client commitments, the Company must be able to recruit the consulting and project management personnel required. Each year, it must also be able to train and assimilate the large number of people that are required to support this growth rate. Additionally, there must be a continuing stream of new projects so that staff completing a given client assignment can be reassigned to new projects. Additionally, the recruiting and staff assignment process must be geographically focused.

Because of the project based nature of the Company's work and the fact that many of the projects undertaken by the Company are large projects, there is the risk of a material impact on operating results because of the unanticipated suspension or cancellation of a large project. The suspension or cancellation of a project could result in a drop in revenues, the need to reassign staff, a potential dispute with a client regarding monies owed for consulting work and expenses, and a lessening of TSC's reputation. TSC operates in a rapidly changing and highly competitive market. Additional risks not discussed herein may emerge from time to time. The Company cannot predict such risks or assess the impact, if any, such risks may have on its business. Consequently, the Company's various forward-looking statements, made, or to be made, should not be relied upon as a prediction of actual results.

- --------------------------------------------------------------------------------

FIVE-YEAR FINANCIAL SUMMARY

Year Ended May 31                                   1996          1995          1994           1993          1992
(In thousands, except share and per share data)
- -------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
- -------------------------------------------------------------------------------------------------------------------------------
Revenues:
   Professional fees                            $    97,004   $    65,704   $    52,521    $    62,030   $    68,464
   Software and hardware products                       595           113           636            445         2,523
                                                -----------   -----------   -----------    -----------   -----------
                                                     97,599        65,817        53,157         62,475        70,987
                                                -----------   -----------   -----------    -----------   -----------

Costs and Expenses:
   Project personnel                                 46,744        29,204        24,509         26,071        28,586
   Other project expenses                            13,010         8,991         5,137          6,083         8,603
   Cost of products sold                                476           110           618            557           667
   Nonrecurring manufacturing practice costs             --            --            --          9,222         2,640
   Nonrecurring other costs                              --            --            --            805            --
   Management and administrative support             22,605        18,501        22,297         11,761         9,543
   Shareholder litigation settlement                  2,345            --            --             --            --
   Company founders litigation settlement               944            --            --             --            --
   Former company executive settlements                  --         1,590            --             --            --
   Incentive compensation                             6,611         4,651         3,738            969         2,321
                                                -----------   -----------   -----------    -----------   -----------
                                                     92,735        63,047        56,299         55,468        52,360
                                                -----------   -----------   -----------    -----------   -----------

Operating income (loss)                               4,864         2,770        (3,142)         7,007        18,627
                                                -----------   -----------   -----------    -----------   -----------

Investment income                                     1,904         1,930         2,331          1,958         1,277
                                                -----------   -----------   -----------    -----------   -----------

Income (loss) before income taxes                     6,768         4,700          (811)         8,965        19,904

Income tax provision (benefit)                        2,194         1,333          (846)         3,259         7,845
                                                -----------   -----------   -----------    -----------   -----------

Net income                                      $     4,574   $     3,367   $        35    $     5,706   $    12,059
                                                ===========   ===========   ===========    ===========   ===========

Earnings per common share*                            $0.30         $0.24         $0.00          $0.31         $0.67
                                                ===========   ===========   ===========    ===========   ===========

Weighted average number of
common and common equivalent
shares outstanding                               16,142,027    16,112,471    15,524,661     19,267,083    18,151,034
                                                ===========   ===========   ===========    ===========   ===========

FINANCIAL POSITION
- -------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $    89,437   $    65,222   $    69,340    $    76,048   $    75,570
Fixed assets, net                                     4,443         3,083         2,687          3,001         3,922
Working capital                                      41,176        24,349        26,598         41,603        64,035
Non-current liabilities                                  --            --            --             --            --
Stockholders' equity                                 70,029        51,726        54,100         68,049        68,172


- ------------------
* All share and per share data have been restated to reflect the three-for-two stock split that was effective on July 30, 1996.
- -------------------------------------------------------------------------------------------------------------------------------

SELECTED INFORMATION ON TSC STOCK

The Company's Common Stock is listed on The Nasdaq Stock Market(SM) under the symbol "TSCC." As of August 9, 1996, there were approximately 307 holders of record of the Company's Common Stock. The number of holders of Common Stock does not include beneficial owners of Common Stock whose shares are held in the name of banks, brokers, nominees or other fiduciaries.

The following table sets forth the range of high and low trade prices on The Nasdaq Stock Market(SM) for the Company's Common Stock for each quarter in fiscal 1995 and fiscal 1996.

             Quarter Ended                  High     Low
             -------------                -------  -------
           August 31, 1994                $ 4.917  $ 3.167
           November 30, 1994              $ 5.583  $ 4.083
           February 28, 1995              $ 6.333  $ 4.833
           May 31, 1995                   $ 6.833  $ 5.667
           August 31, 1995                $11.250  $ 6.083
           November 30, 1995              $12.583  $ 9.833
           February 29, 1996              $16.250  $10.917
           May 31, 1996                   $24.000  $15.333

On August 9, 1996, the last reported sale price on The Nasdaq Stock Market(SM) for the Company's Common Stock was $26.750.

The market price of TSC's Common Stock has been, and may continue to be, extremely volatile. Factors, such as significant announcements by TSC and its competitors, quarterly fluctuations in TSC's operating results and general conditions in TSC's and its clients' markets may have a significant impact on the market price of TSC's Common Stock. Since inception, TSC has experienced significant fluctuations in quarterly operating results. In addition, in recent years the stock markets have experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology companies, often unrelated to the operating performance of the specific companies.

The Company has never paid dividends on its Common Stock and currently intends to retain all earnings, if any, for use in the expansion of its business and other corporate purposes. Therefore, the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, restrictions in loan agreements, if any, and such other factors as the Board of Directors may deem relevant at the time.

All per share data have been adjusted to reflect the effect of the Company's three-for-two stock split effective July 30, 1996.


- --------------------------------------------------------------------------------

OTHER INFORMATION

TRANSFER AGENT AND REGISTRAR

ChaseMellon Shareholder Services
East Hartford, CT


INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
Chicago, IL


STOCKHOLDER AND 10-K INFORMATION

Financial inquiries should be directed to Martin T. Johnson, Senior Vice President and Chief Financial Officer, Technology Solutions Company, 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601. Telephone (312) 228-4500. A complimentary copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon request.


ANNUAL MEETING

The annual stockholders meeting has been scheduled for September 26, 1996 in Chicago, Illinois, for stockholders of record on August 9, 1996.


- --------------------------------------------------------------------------------

                                     PROXY

                         TECHNOLOGY SOLUTIONS COMPANY

         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 26, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned stockholder of Technology Solutions Company (the "Company") does hereby acknowledge receipt of Notice of said Annual Meeting and the accompanying Proxy Statement, and does hereby constitute and appoint William
H. Waltrip and John T. Kohler or either of them, with full power of substitution, to vote all shares of stock of the Company that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of the Company to be held on September 26, 1996 at 10:00 a.m., Local Time, at the offices of Bank of America Illinois, 231
S. LaSalle Street, Chicago, Illinois, and at any adjournment thereof, as indicated on the reverse side.

                    (Please date and sign on reverse side)


                             FOLD AND DETACH HERE

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, the Proxy will be voted for the two nominees listed in Proposal 1, for approval of the Technology Solutions Company 1996 Stock Incentive Plan and for the proposal to ratify the appointment of Price Waterhouse LLP. Please mark Box [_] or [X].


1.  The election of Class II Directors:                    INSTRUCTIONS:  To withhold authority to vote for any individual nominee,
           FOR all                WITHHOLD                 strike that nominee's name from the names listed below.
           nominees               AUTHORITY
            listed              for all nominees           Michael J. Murray and Stephen B. Oresman
                                     listed
             [_]                      [_]
2.  To approve the Technology Solutions Company 1996
    Stock Incentive Plan.

        FOR     AGAINST      ABSTAIN
        [_]       [_]          [_]

3.  Proposal to ratify the appointment of Price            4.  As such proxies may in their discretion determine
    Waterhouse LLP as independent accountants for the          upon such other matters as may properly come
    Company for the fiscal year ending May 31, 1997.           before the meeting.

        FOR     AGAINST      ABSTAIN
        [_]       [_]          [_]


THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND, IN THE ABSENCE OF SUCH INSTRUCTIONS, SHALL BE VOTED FOR THE NOMINEES LISTED ABOVE AND IN FAVOR OF PROPOSALS 2 AND 3. IF OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED ON THOSE MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES.

You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

When signing the proxy, please take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing. Corporations and partnerships should sign in their full corporate or partnership names by a duly authorized person.

Dated:________________________________ 1996


- -------------------------------------------
                Signature

- -------------------------------------------
     Signature if held jointly


                           = FOLD AND DETACH HERE =